  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1998

                                           REGISTRATION STATEMENT NO. 333-39981

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                        AMERICAN DENTAL PARTNERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    8099                    04-3297858
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR         CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                --------------

                        301 EDGEWATER PLACE, SUITE 320
                        WAKEFIELD, MASSACHUSETTS 01880
                                (781) 224-0880
                             (781) 224-4216 (FAX)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               GREGORY A. SERRAO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        AMERICAN DENTAL PARTNERS, INC.
                        301 EDGEWATER PLACE, SUITE 320
                        WAKEFIELD, MASSACHUSETTS 01880
                                (781) 224-0880
                             (781) 224-4216 (FAX)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         GARY A. WADMAN, ESQ.                  KEITH F. HIGGINS, ESQ.
         BAKER & HOSTETLER LLP                      ROPES & GRAY
         65 EAST STATE STREET                  ONE INTERNATIONAL PLACE
         COLUMBUS, OHIO 43215                BOSTON, MASSACHUSETTS 02110
            (614) 228-1541                         (617) 951-7000
         (614) 462-2616 (FAX)                   (617) 951-7050 (FAX)

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.


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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                             MARCH 23, 1998

                                2,000,000 Shares

            [LOGO OF AMERICAN DENTAL PARTNERS, INC. APPEARS HERE]
                                  Common Stock

                                   --------

  All of the shares of Common Stock offered hereby are being sold by American Dental Partners, Inc. ("ADP" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ADPI."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

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--------------------------------------------------------------------------------

                                                PRICE   UNDERWRITING   PROCEEDS
                                                  TO   DISCOUNTS AND      TO
                                                PUBLIC COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................................   $          $            $
--------------------------------------------------------------------------------
Total(3)......................................  $          $            $

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(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $1,500,000, payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the shares at the Price to Public shown above. If all such shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $   , and $   ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered and accepted by them, and subject to their right to reject orders in whole or in part. It is expected that delivery of certificates for such shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated in Baltimore, Maryland on or about
    , 1998.

BT ALEX. BROWN

           BANCAMERICA ROBERTSON STEPHENS

                                     PIPER JAFFRAY INC.

                   THE DATE OF THIS PROSPECTUS IS     , 1998.

  SINCE ITS INCEPTION THROUGH FEBRUARY 28, 1998, THE COMPANY HAS COMPLETED AFFILIATIONS WITH TEN DENTAL GROUP PRACTICES AND CURRENTLY OPERATES 83 DENTAL FACILITIES WITH 617 OPERATORIES IN SIX STATES. THE COMPANY ACQUIRES SUBSTANTIALLY ALL THE ASSETS OF THE DENTAL PRACTICES WITH WHICH IT AFFILIATES, EXCEPT THOSE REQUIRED BY LAW TO BE OWNED OR MAINTAINED BY DENTISTS, AND ENTERS INTO LONG-TERM SERVICE AGREEMENTS WITH THE AFFILIATED DENTAL PRACTICES.

[A two-colored map of the United States displaying by separate color the states in which the Company has dental facilities and in which the Company has its corporate offices, and indicating within each state the metropolitan statistical areas in which the Company operates, as well as the Company's corporate office, along with a textual identification of each.]


  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, 01880. Its telephone number is (781) 224-0880.

  THE UNDERWRITERS AND CERTAIN OTHER PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in selected markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. Since its inception through February 28, 1998, the Company has successfully completed affiliations with ten dental group practices and currently operates 83 dental facilities with 617 operatories in six states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996, six dental group practice affiliations completed in 1997 and one dental group practice affiliation completed in 1998. For the year ended December 31, 1997, the Company generated $53.3 million in net revenue and $1.1 million in net earnings. Based on the size of the Company's affiliated network and its results of operations, the Company believes it is a leading provider of dental practice management services in the United States.

  The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $45.8 billion in 1995 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.6%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of the foregoing factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in the Company's business.

  The delivery of dental care in the United States is highly fragmented. Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practioners, the trend toward group practice is growing. According to the American Dental Association, in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes that this consolidation trend will continue and that dental group practices will seek to affiliate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively operate in an increasingly complex reimbursement environment; (iii) assist with third-party contracting; (iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  Under its service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for its management services. Each of the Company's service agreements is for an initial term of 40 years. For 1997, the total amount of the fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to help its affiliates provide the highest quality of care and service.

                                  THE OFFERING

Common Stock offered by the Company..  2,000,000 shares
Common Stock to be outstanding after   6,829,012 shares(1)(2)
 the offering........................
Use of proceeds......................  To redeem the Company's Series B
                                        Redeemable Preferred Stock and to repay
                                        certain indebtedness.
Nasdaq National Market symbol........  ADPI

--------

(1) Based on shares outstanding at February 28, 1998. Does not include 1,190,084 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans, at a weighted average exercise price of $8.96 as of such date.

(2) After completion of this offering, executive officers and directors of the Company as a group will own approximately 48.0% of the outstanding shares of Common Stock and dentists affiliated with the Company's affiliated dental group practices will beneficially own approximately 18.3% of the outstanding shares of Common Stock. See "Risk Factors--Control by Existing Stockholders" and "Principal Stockholders."


  Unless otherwise indicated, the term "Company" includes American Dental Partners, Inc. and (i) its management service organization ("MSO") subsidiaries and (ii) its wholly-owned subsidiary Orthocare, Ltd. The term "PC" means the dental professional corporation or other professional entity formed by the dentists of the affiliating dental group practice. The Company does not own or control the PCs and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

  Unless otherwise indicated, all references in this Prospectus: (i) assume no exercise of the Underwriters' over-allotment option; (ii) assume conversion of the Company's outstanding shares of Series A Convertible Preferred Stock, $0.01 par value (the "Series A Convertible Preferred Stock"), into 2,400,000 shares of Common Stock upon completion of this offering; (iii) assume redemption of the Company's outstanding Series B Redeemable Preferred Stock, $0.01 par value (the "Series B Redeemable Preferred Stock"), upon completion of this offering; and (iv) give effect to the 6-for-1 stock split effected in the form of a stock dividend on November 7, 1997.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                                                      PRO FORMA
                                                   ACTUAL            AS ADJUSTED
                                            --------------------- -----------------
                                             1996        1997        1997(1)(2)
                                            -------  ------------ -----------------
STATEMENT OF OPERATIONS DATA:
 Net revenue............................... $ 3,933    $53,270         $68,539
 Operating expenses........................   6,414     51,513          64,911
 Earnings (loss) from operations...........  (2,481)     1,757           3,628
 Interest expense (income), net............     (38)       563             627
 Earnings (loss) before income taxes.......  (2,443)     1,194           3,001
 Income taxes..............................     --         124           1,215
 Net earnings (loss).......................  (2,443)     1,070           1,786
 Net earnings (loss) per common share:(3)
  Basic.................................... $ (3.45)   $ (0.05)        $  0.26
  Diluted.................................. $ (3.45)   $ (0.05)        $  0.25
 Weighted average common shares
  outstanding:(3)
  Basic....................................     768      2,273           6,815
  Diluted..................................     768      2,273           7,007
                                                      DECEMBER 31, 1997
                                            ---------------------------------------
                                                                      PRO FORMA
                                            ACTUAL   PRO FORMA(4) AS ADJUSTED(4)(5)
                                            -------  ------------ -----------------
BALANCE SHEET DATA:
 Cash and cash equivalents................. $ 4,675    $ 1,767         $ 2,508
 Working capital...........................     759     (2,594)         (2,410)
 Total assets..............................  47,959     49,079          49,263
 Long-term debt, excluding current
  maturities...............................  21,253     21,682           4,982
 Redeemable and convertible preferred
  stock....................................  16,297     16,297             --
 Total stockholders' equity................     909      1,155          34,336
                                                         DECEMBER 31,
                                            ---------------------------------------
                                                   ACTUAL             PRO FORMA
                                            --------------------- -----------------
                                             1996        1997          1997(4)
                                            -------  ------------ -----------------
STATISTICAL DATA (END OF PERIOD):
 Number of dental facilities...............      42         77              83
 Number of operatories(6)..................     331        566             617
 Number of affiliated dentists(7)..........     128        171             186

                 See accompanying footnotes on following page.

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Consolidated Financial Information.

(1) Gives effect to the 1997 Transactions and the 1998 Transaction completed subsequent to December 31, 1997, as if they had been completed on January 1, 1997.

(2) Gives effect to the sale of 1,986,000 shares of Common Stock as if it had been completed on January 1, 1997, at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom to redeem the Series B Redeemable Preferred Stock, to reduce debt and the associated interest expense and to adjust taxes.

(3) Actual net earnings (loss) per common share for the years ended December 31, 1996 and 1997 are computed on the basis described in Notes 2 and 12 to the Company's Consolidated Financial Statements.

(4) Gives effect to the 1998 Transaction completed subsequent to December 31, 1997, as if it occurred on December 31, 1997.

(5) Gives effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock and the completion of this offering at an assumed initial public offering price of $14.00 per share and the receipt and application of the estimated net proceeds therefrom, as if such events occurred on December 31, 1997.

(6) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

(7) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements, including the risk factors set forth below and the matters set forth in this Prospectus generally.

LIMITED OPERATING HISTORY; 1996 OPERATING LOSS

  The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental practice affiliation. The Company experienced an operating loss in 1996. Although the Company was profitable in 1997, there can be no assurance that the Company will be able to sustain profitable operations.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company's strategy includes expansion through affiliations with dental practices in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated practices and the inability to integrate businesses without material disruption. In addition, the Company competes with other dental practice management companies which have a similar strategy, some of which may have greater financial resources and a longer operating history than the Company. Competition for affiliations may intensify due to ongoing consolidation in the dental care services industry, which may substantially increase the costs associated with completing affiliation transactions. There can be no assurance that any future affiliations will be successfully integrated into the Company's operations, that competition for affiliations will not intensify or that the Company will be able to complete such affiliations on acceptable terms and conditions. In addition, the costs of unsuccessful affiliation efforts may adversely affect the Company's business, financial condition or results of operations.

  The Company devotes substantial time and resources to affiliation-related activities. Identifying appropriate affiliation candidates and negotiating and consummating affiliations with dental practices can be a lengthy, complex and costly process. The success of the Company's expansion strategy will depend on a number of factors, including the Company's ability to identify and affiliate with quality dental practices in suitable markets and regulatory constraints. There can be no assurance that the Company's affiliation strategy will be successful or that modifications to its strategy will not be required.

MANAGEMENT OF RAPID GROWTH

  The Company has experienced substantial growth in a relatively short period of time, primarily because of affiliations with existing dental practices. This growth has placed, and will continue to place, significant demands upon the Company's management, operations and systems. The Company's ability to manage its growth effectively will depend upon its ability to hire, train and assimilate additional management and other employees and its ability to expand, improve and effectively utilize its accounting and finance, management and operating systems in order to accommodate its expanded operations. A failure by the Company's management to anticipate, implement and manage effectively the changes required to sustain the Company's growth could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON AFFILIATED DENTAL GROUP PRACTICES

  The Company's revenue will depend on revenue generated by dental group practices with which the Company affiliates. The Company does not employ dentists or control the clinical practices of the dental groups with which it affiliates. There can be no assurance that dental group practices with which the Company affiliates will maintain successful dental practices or that any of the key members of a particular dental group practice will continue practicing with that group. A shortage of available dentists could have a material adverse effect on the Company's expansion opportunities. To the extent permitted by state law, each PC has entered into non-competition agreements and other restrictive covenants with the dentists employed by the PC. There can be no assurance that these restrictive covenants are or will be sufficient to protect the interests of the Company or the PC or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental group practices, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SERVICE AGREEMENTS

  The Company is dependent upon the service agreements it has entered into with each of its affiliated PCs for substantially all of its operating revenue. Under the service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the PCs' dental operations. The Company pays all expenses incurred for these services. The Company is reimbursed for these expenses and also receives fees for providing management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income.

  The Company's service agreements with two of its affiliated dental group practices, Park Dental and Smileage Dental Care, represented approximately 44% and 13%, respectively, of the Company's pro forma consolidated net revenue for the year ended December 31, 1997. The termination of either of these service agreements could have a material adverse effect on the Company.

  Any material loss in revenue by one or more PCs (such as the loss of contracts which provide for significant revenue or significant increases in patient nonpayment) would have a material adverse effect on their ability to reimburse the Company for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by a PC, there can be no assurance that the remedies available to the Company under the service agreements will be enforceable or will be adequate to compensate the Company for its damages resulting from such breach.

GOVERNMENT REGULATION

  The dental industry and dental practices are regulated extensively at the state and federal levels. The laws of many states, including states where the Company operates and anticipates operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in certain states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in certain circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. The Company and its affiliated dental practices are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. The Company does not, and does not intend to, control the practice of dentistry by the affiliated dental group practices or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of the Company's business relationships, including the relationships of the Company with affiliated dental group practices, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on the operations of the Company, or that the laws and regulatory environment will not change to restrict or limit the enforceability of the Company's service agreements. The laws and regulations of certain states in which the Company may seek to expand may require the Company to change its contractual relationships with dental practices in a manner that may restrict the Company's operations in those states or may prevent the Company from affiliating with dental practices or providing comprehensive services to dental practices in those states. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, on a capitated or other basis which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws, in which case the Company may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

NEED FOR ADDITIONAL FINANCING

  The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial capital to finance future affiliations. To date, the Company has obtained financing through private sales of Preferred and Common Stock and through its $30 million revolving credit facility. The Company has historically used a combination of cash, Common Stock and subordinated promissory notes as consideration in affiliations with dental practices and intends to continue this practice. However, the Company's ability to use its Common Stock and subordinated promissory notes as consideration for future affiliations may be adversely affected if the Common Stock fails to maintain a sufficient market value or if the affiliation candidates are unwilling to accept the Company's subordinated promissory notes. Furthermore, while funds are currently available under the Company's revolving credit facility, the Company's ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that the Company will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to the Company, or if available, that such financing would be on terms favorable to the Company.

RISKS RELATED TO CAPITATED FEES AND OTHER THIRD PARTY ARRANGEMENTS

  A significant portion of the payments for dental care is paid or reimbursed under insurance programs ("third party payors"). While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices was approximately 33% fee-for-service (which includes indemnity plans), 14% PPO plans and 53% capitated managed care plans for the twelve months ended December 31, 1997. Third party payors are continually negotiating the prices charged for dental care, with a goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for dental care if they determine that a treatment was not performed in accordance with treatment protocols established by such third party payors or for other reasons. Loss of revenue by the Company's affiliated dental group practices caused by cost containment efforts could have a material adverse effect on the Company. Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, which are typically terminable by either party on 30 to 90 days notice, the affiliated dental group practice receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment at the time care is provided. Such payment methods shift a portion of the risk of high costs of over-utilization from the third party payors to the affiliated dental group practices because, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated by the affiliated dental group practices, there may be a potential shortfall between the capitated payments received by the affiliated dental group practices and the costs to provide the contracted services. These shortfalls may impact the Company by the possible reduction in expense reimbursement and service fees from the affiliated dental group practices. The Company's payor mix with respect to capitated managed care plans increases the Company's possible exposure with respect to such shortfalls. There can be no assurance that the Company will be able to negotiate satisfactory third-party payor arrangements on behalf of the affiliated dental practices. Insufficient revenue under capitated contracts or other agreements with third party payors could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

  The Company's affiliated dental practices provide dental care to the public and could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages which could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against the Company as well as the affiliated dental practices, that a claim brought against an affiliated dental group practice or dentist could materially increase professional liability insurance premiums of the affiliated dental group practice, or that fees to the Company from a dental group practice could be adversely affected, if damages payable by that practice exceed insurance coverage limits. The Company's service agreements require that it be named as an additional insured party under the liability insurance policy that each affiliated dental group is required to maintain. In addition, the Company requires each affiliated dental group practice to indemnify the Company for actions or omissions related to the delivery of dental care by such affiliated dental group practice. However, a successful professional liability claim against the Company or an affiliated dental group practice could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations, seasonal fluctuations in the demand for dental care and competitive factors. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKET

  The business of providing practice management services is highly competitive. The Company is aware of a number of competitors specializing in the business of providing comprehensive management services to dental practices and there are other companies with substantial resources that may decide to enter the dental practice management business. In addition, the Company's revenue depends on the success of its affiliated dental groups and those groups face competition from several sources, including solo practitioners and single and multi-disciplinary groups, many of which may have more established practices. See "Business--Competition."

RISKS RELATED TO INTANGIBLE ASSETS

  A significant portion of the Company's consolidated total assets are represented by intangible assets, the amount and concentration of which are expected to increase in connection with future acquisitions. In addition, amortization expense associated with these intangible assets will increase in the future as a result of intangibles recorded in connection with affiliations. In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the value of the Company's intangible assets will be realized. In addition, the Company periodically evaluates whether events or circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company's intangible assets may not be recoverable. When factors indicate that the amount allocable to the Company's intangible assets has been impaired, the Company would be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and results of operation.

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this offering, Summit Partners, executive officers of the Company and dentists affiliated with the Company's affiliated dental group practices will beneficially own an aggregate of approximately 34.8%, 10.5% and 18.3%, respectively, of the outstanding shares of Common Stock. If these groups were to act together, they would be able to elect all of the Company's directors and determine the outcome of all corporate actions requiring approval of stockholders, and thus control the business affairs and policies of the Company. Such control could also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, substantially all of the shares of Common Stock that were outstanding prior to the offering will be eligible for sale in the public market under Rule 144 beginning 90 days after the date of this Prospectus. All such shares are subject to lock-up agreements for a period of 180 days from the date of this Prospectus. In addition, following the completion of this offering, the Company intends to register 750,000 shares of its Common Stock under a shelf registration for use in connection with future affiliations. These shares generally will be eligible for resale in compliance with the volume and manner-of-sale restrictions of Rule 145 after their issuance, unless the Company contractually restricts their sale. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days following the date of this Prospectus. See "Shares Eligible for Future Sale."

  Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through the sale of its equity securities. The Company is unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. Certain existing stockholders have the right to require the Company to register their Common Stock from time to time. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market, however, there can be no assurance that an active trading market will develop or be sustained upon completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company, governmental regulatory action, general conditions in the health care industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many health care services companies and which have often been unrelated to the operating performance of such companies. The Company's operating results in the future may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

NO DIVIDENDS DUE TO POLICY AND PROHIBITIONS

  The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. In addition, the terms of the Company's revolving credit facility prohibit the Company from paying dividends or making other payments with respect to its Common Stock without the consent of the lender. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company or limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Among other matters, the Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors. The Company also is subject to Section 203 of the Delaware General Corporation Law ("DGCL"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an "interested stockholder" for a period of three years following the date such stockholder became an interested stockholder. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in net tangible book value of $13.73 per share from this offering. In addition, shares of Common Stock issued in connection with future acquisitions will result in ownership dilution to investors in this offering. See "Dilution."

                                  THE COMPANY

 Overview

  American Dental Partners, Inc. was formed as a Delaware corporation on December 22, 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with the affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff. The Company does not employ dentists or control the clinical aspects of dentistry. As described below, the Company's rapid growth has resulted primarily from the affiliations completed, which consisted of three dental group practice affiliations in 1996, six dental group practice affiliations completed in 1997 and one dental group practice affiliation completed in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Affiliation Summary."

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups and their respective dates of affiliation are: PDG, P.A. ("Park Dental") on November 12, 1996; L. Crane & Associates, P.C. ("Longhorn Dental") on December 13, 1996; and the Wisconsin Dental Group, S.C. ("Smileage Dental Care") on December 23, 1996. These transactions are referred to as the "1996 Transactions."

 1997 Transactions

  During 1997, the Company acquired substantially all the assets of six dental group practices, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). These dental group practices and their respective dates of affiliation are: Lakeside Dental Group professional corporation ("Lakeside Dental Care") on March 31, 1997; Malcolm R. Scott, D.D.S. on March 31, 1997; AJS Associates, P.C. ("Soster Dental Group") on May 22, 1997; Wisconsin Dental Professionals, S.C. ("Northpoint Dental Group") on July 1, 1997; the four professional corporations owned by Dr. Terrance R. Wilkens (the "Wilkens Dental Group") on October 1, 1997; and OCG, Ltd. (the "Orthocare Group") on October 1, 1997. As part of the Orthocare Group transaction, the Company acquired Orthocare, Ltd., a related entity that contracts with third party payors and orthodontic providers to arrange for the provision of orthodontic care to patients insured by such third party payors in Minneapolis/St. Paul and Wisconsin. These transactions are referred to as the "1997 Transactions."

 1998 Transaction

  On January 1, 1998, the Company acquired substantially all the assets of one dental group practice, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and simultaneously entered into a 40-year service agreement with the affiliated dental group. This dental group practice is Associated Dental Care Providers, P.C. ("Associated Dental Care"). This transaction is referred to as the "1998 Transaction."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share are estimated to be $24.5 million ($28.4 million if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds as follows: (i) approximately $7.7 million will be used to redeem all the Series B Redeemable Preferred Stock, including unpaid dividends and (ii) approximately $16.7 million will be used to repay outstanding indebtedness under the Company's revolving credit facility. The Company's $30 million revolving credit facility bears interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. At February 28, 1998, $16.7 million was outstanding under this credit facility at a LIBOR-based rate of approximately 7.3%. The facility matures April 2000. To date, the proceeds from this revolving credit facility have been used for affiliations with dental practices. Pending the foregoing uses, the balance of the net proceeds will be invested in short-term, investment grade, interest bearing obligations. The Company anticipates that future affiliations will be completed using a combination of cash, subordinated promissory notes and Common Stock.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its Common Stock in the past and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lender's consent. The Company's Board of Directors intends, for the foreseeable future, to retain earnings to finance the continued operation and expansion of the Company's business.

                                CAPITALIZATION

  The following table sets forth as of December 31, 1997: (i) the capitalization of the Company; (ii) the capitalization of the Company on a pro forma basis to reflect the 1998 Transaction completed subsequent to December 31, 1997; and (iii) the pro forma capitalization of the Company as adjusted to reflect the sale of the shares of Common Stock offered hereby (based on an assumed offering price of $14.00 per share) and the application of the estimated net proceeds, all as if such events occurred on December 31, 1997. See "Use of Proceeds."

                                              DECEMBER 31, 1997
                                      ----------------------------------------
                                                      PRO          PRO FORMA
                                       ACTUAL       FORMA(1)      AS ADJUSTED
                                      -----------  -----------   -------------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...........  $     4,675  $     1,767     $     2,508
                                      ===========  ===========     ===========
Current maturities of debt..........  $       774  $       845     $       845
                                      ===========  ===========     ===========
Long-term debt, less current
 maturities(2)......................  $    21,253  $    21,682     $     4,982
Series A convertible preferred
 stock, par value $0.01 per share,
 400,000 shares authorized, issued
 and outstanding; no shares
 authorized, issued or outstanding
 pro forma as adjusted(3)...........        8,641        8,641             --
Series B redeemable preferred stock,
 par value $0.01 per share, 70,000
 shares authorized, issued and
 outstanding; no shares authorized,
 issued or outstanding pro forma as
 adjusted(4)........................        7,656        7,656             --
Stockholders' equity:
  Preferred stock, par value $0.01
   per share, 530,000 shares
   authorized, no shares issued or
   outstanding; 1,000,000 shares
   authorized, no shares issued or
   outstanding pro forma as
   adjusted.........................          --           --              --
  Common stock, par value $0.01 per
   share, 25,000,000 shares
   authorized, 2,394,212 shares
   issued and outstanding; 2,429,012
   shares pro forma; 6,829,012
   shares pro forma as adjusted(5)..           24           24              68
  Additional paid-in capital........        2,307        2,553          35,690
  Unearned compensation(6)..........          (49)         (49)            (49)
  Accumulated deficit...............       (1,373)      (1,373)         (1,373)
                                      -----------  -----------     -----------
    Total stockholders' equity......          909        1,155          34,336
                                      -----------  -----------     -----------
      Total capitalization..........  $    38,459  $    39,134     $    39,318
                                      ===========  ===========     ===========

--------
(1) To reflect the 1998 Transaction completed subsequent to December 31, 1997. See "The Company."
(2)  See Note 7 to the Company's Consolidated Financial Statements.
(3) Upon completion of this offering, all of the Series A Convertible Preferred Stock will be converted into 2,400,000 shares of Common Stock.
(4) Upon completion of this offering, all of the Series B Redeemable Preferred Stock will be redeemed for approximately $7.7 million in cash, which includes unpaid dividends through the anticipated completion date of this offering.

(5) Excludes 1,190,084 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Company's stock option plans at a weighted average price of $8.96 per share, as of February 28, 1998. See "Management--Stock Plans."
(6) Unearned compensation relates to the sale of 300,000 shares of Common Stock in January 1996 which were subject to certain restrictions, for which the Company is recording compensation expense ratably as the restrictions lapse. See Note 9 to the Company's Consolidated Financial Statements.

                                   DILUTION

  As of December 31, 1997, after giving effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock, the Company had net tangible book value (deficit) of approximately $(19,425,000) or $(4.05) per share of Common Stock. After giving effect to the 1998 Transaction completed subsequent to December 31, 1997, the Company had pro forma net tangible book value (deficit) of approximately $(22,718,000) or $(4.70) per share of Common Stock. The pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities and the Series B Redeemable Preferred Stock, divided by the number of shares of Common Stock outstanding. After giving effect, as of such date, to the sale of 2,000,000 shares of Common Stock at an assumed initial public offering price of $14.00 per share and the application of the net proceeds, the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $1,822,000 or $0.27 per share. This represents an immediate increase in net tangible book value of $4.97 per share to existing stockholders and an immediate dilution of net tangible book value of $13.73 per share to new investors purchasing Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................        $14.00
  Net tangible book value per share at December 31, 1997......... (4.05)
  Decrease in net tangible book value per share attributable to the 1998 Transaction completed subsequent to December 31,
   1997.......................................................... (0.65)
                                                                  -----
  Pro forma net tangible book value (deficit) per share before the offering(1)............................................... (4.70)
  Increase per share attributable to new investors...............  4.97
                                                                  -----
Pro forma net tangible book value per share after the offering...          0.27
                                                                         ------
Dilution in net tangible book value per share to new
 investors(2)....................................................        $13.73
                                                                         ======

  The following table summarizes, on a pro forma basis as of December 31, 1997, the differences between existing stockholders (including 2,400,000 shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock) and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid to the Company:

                                                         TOTAL
                                SHARES PURCHASED     CONSIDERATION     AVERAGE
                                ----------------- -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                --------- ------- ----------- ------- ---------
Existing stockholders(1)....... 4,829,012   70.7% $11,777,000   29.6%  $ 2.44
New investors.................. 2,000,000   29.3   28,000,000   70.4   $14.00
                                ---------  -----  -----------  -----
  Total........................ 6,829,012  100.0% $39,777,000  100.0%
                                =========  =====  ===========  =====

--------

(1) Excludes Common Stock issuable upon the exercise of outstanding options to purchase 1,190,084 shares of Common Stock at a weighted average exercise price of $8.96 per share at February 28, 1998. To the extent these options are exercised or additional shares of Common Stock are issued in connection with future transactions, there will be further dilution to new investors. See "Risk Factors--Dilution" and "Management-- Stock Plans."

(2) Dilution is determined by subtracting pro forma net tangible book value per share after giving effect to this offering at the initial public offering price per share. Dilution to new investors will be $13.20 if the Underwriters' over-allotment option is exercised in full.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

  The selected consolidated statement of operations data for the years ended December 31, 1996 and 1997, and the selected consolidated balance sheet data at December 31, 1996 and 1997, have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, Independent Certified Public Accountants, and which are included elsewhere in this Prospectus. The selected pro forma financial data set forth below as of and for the year ended December 31, 1997, have been derived from the Unaudited Pro Forma Consolidated Financial Information of the Company which is included elsewhere in this Prospectus. The selected pro forma financial data are not necessarily indicative of the actual results of operations or financial position that would have been achieved had such transactions and this offering been completed at the dates specified, nor are the statements necessarily indicative of the Company's future results of operations or financial position. The selected historical and pro forma financial data provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Unaudited Pro Forma Consolidated Financial Information, Consolidated Financial Statements and the related notes thereto of the Company and other financial information included elsewhere in this Prospectus.

                                                   YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                                     PRO FORMA
                                                      ACTUAL        AS ADJUSTED
                                                  ----------------  -----------
                                                   1996     1997    1997(1)(2)
                                                  -------  -------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue...................................... $ 3,933  $53,270    $68,539
                                                  -------  -------    -------
Operating expenses:
  Salaries and benefits..........................   2,098   28,438     36,698
  Lab fees and dental supplies...................     534    6,435      8,248
  Office occupancy...............................     389    4,814      6,009
  Other operating expenses.......................     773    6,264      7,493
  General corporate expenses.....................   2,395    3,337      3,337
  Depreciation...................................     177    1,580      1,791
  Amortization of intangibles....................      48      645      1,335
                                                  -------  -------    -------
    Total operating expenses.....................   6,414   51,513     64,911
                                                  -------  -------    -------
Earnings (loss) from operations..................  (2,481)   1,757      3,628
  Interest expense (income), net.................     (38)     563        627
                                                  -------  -------    -------
Earnings (loss) before income taxes..............  (2,443)   1,194      3,001
  Income taxes...................................      --      124      1,215
                                                  -------  -------    -------
  Net earnings (loss)............................ $(2,443) $ 1,070    $ 1,786
                                                  =======  =======    =======
Net earnings (loss) per common share:(3)
 Basic........................................... $ (3.45) $ (0.05)   $  0.26
 Diluted......................................... $ (3.45) $ (0.05)   $  0.25
Weighted average common shares outstanding:(3)
 Basic...........................................     768    2,273      6,815
 Diluted.........................................     768    2,273      7,007

                 See accompanying footnotes on following page.

             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                       DECEMBER 31,
                                            -----------------------------------
                                                                     PRO FORMA
                                               ACTUAL     PRO FORMA AS ADJUSTED
                                            ------------- --------- -----------
                                             1996   1997   1997(4)  1997(4)(5)
                                            ------ ------ --------- -----------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents................. $5,836 $4,675  $1,767     $2,508
 Working capital...........................  3,189    759  (2,594)    (2,410)
 Total assets.............................. 25,294 47,959  49,079     49,263
 Long-term debt, excluding current
  maturities...............................  3,063 21,253  21,682      4,982
 Redeemable and convertible preferred
  stock.................................... 15,105 16,297  16,297         --
 Total stockholders' equity................    164    909   1,155     34,336
                                                           DECEMBER 31,
                                                   ----------------------------
                                                        ACTUAL       PRO FORMA
                                                   ---------------- -----------
                                                    1996    1997      1997(4)
                                                   ------ --------- -----------
STATISTICAL DATA (END OF PERIOD):
 Number of dental facilities......................     42      77         83
 Number of operatories(6).........................    331     566        617
 Number of affiliated dentists(7).................    128     171        186

--------
  The following footnotes should be read in conjunction with the information under "The Company," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Consolidated Financial Information.

(1) Gives effect to the 1997 Transactions and the 1998 Transaction completed subsequent to December 31, 1997, as if they had been completed on January 1, 1997.

(2) Gives effect to the sale of 1,986,000 shares of Common Stock as if it had been completed on January 1, 1997, at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom to redeem the Series B Redeemable Preferred Stock, to reduce debt and the associated interest expense and to adjust taxes.

(3) Actual net earnings (loss) per common share for the years ended December 31, 1996 and 1997 are computed on the basis described in Notes 2 and 12 to the Company's Consolidated Financial Statements.

(4) Gives effect to the 1998 Transaction completed subsequent to December 31, 1997, as if it occurred on December 31, 1997.

(5) Gives effect to the conversion of the Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock and the completion of this offering at an assumed initial public offering price of $14.00 per share and the receipt and application of the estimated net proceeds therefrom, as if such events occurred on December 31, 1997.

(6) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

(7) Includes full-time general dentists employed by the PCs and full-time specialists, some of whom are independent contractors to the PCs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors set forth under "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in attractive markets in the United States. The Company was formed in December 1995, commenced operations in January 1996 and began engaging in dental practice management operations in November 1996, concurrent with the completion of its first dental group practice affiliation. The Company's rapid growth has resulted primarily from the Company's affiliations with dental group practices. Since its inception through February 28, 1998, the Company has successfully completed affiliations with ten dental group practices and currently operates 83 dental facilities with 617 operatories in six states.

  An integral part of the Company's strategy is to affiliate with dental group practices. Because of the financial impact of the Company's recent affiliations, it is difficult to make meaningful comparisons between the Company's actual financial statements for the periods presented. In addition, due to the relatively small number of affiliated dental group practices, each affiliation can impact the overall operating results of the Company. After affiliating with a dental group practice, the Company typically takes a number of steps designed to enhance the dental group's practice revenue, improve practice operating efficiencies and expand practice operating margins. The benefits of these actions generally do not occur immediately. Consequently, the financial performance of a newly-affiliated dental group practice could negatively affect overall operating margins in the near term. As the Company grows, it expects that the effect of adding a new dental group practice affiliation will be mitigated by the expanded financial base of the existing affiliations. See "Business--Business Strategy."

AFFILIATION SUMMARY

  When affiliating with a dental group practice, the Company acquires substantially all its assets except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into a long-term service agreement with the affiliated dental practice. Under its service agreements, the Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. The PC is responsible for the provision of dental care. Each of the Company's service agreements is for an initial term of 40 years. The Company does not own or control the affiliated dental practices and, accordingly, does not consolidate the financial statements of the PCs with those of the Company.

 1996 Transactions

  During 1996, the Company acquired substantially all the assets of three dental group practices and simultaneously entered into a 40-year service agreement with each of the affiliated dental groups. These affiliated dental groups are: Park Dental in Minneapolis; Longhorn Dental in Austin; and Smileage Dental Care in Milwaukee. These transactions resulted in the addition of 42 dental facilities with 331 operatories. The aggregate consideration for the 1996 Transactions consisted of approximately $7.3 million in cash, $2.2 million in subordinated promissory notes and 1,613,400 shares of Common Stock. All subordinated promissory notes bear interest at 7% and are payable in seven annual installments maturing in 2003.

 1997 Transactions

  During 1997, the Company acquired substantially all the assets of six dental group practices and Orthocare Ltd., a related entity of one of these practices, and simultaneously entered into 40-year service agreements with four of these affiliated dental groups (two practices joined existing affiliates). These six dental group practices are: Lakeside Dental Care in New Orleans; Malcolm R. Scott, D.D.S. in San Marcos, Texas; Soster Dental Group in Pittsburgh; Northpoint Dental Group and Wilkens Dental Group in Milwaukee; and the Orthocare Group in Minneapolis. The Lakeside Dental Care and Soster Dental Group affiliations represented the entry into two new markets by the Company. The affiliation with Malcolm R. Scott, D.D.S. expanded the Company's market presence in Austin by adding one dental facility with six operatories. The affiliation with Northpoint Dental and Wilkens Dental groups expanded the Company's market presence in Milwaukee by adding six dental facilities with 53 operatories. In total, these transactions resulted in the addition of 29 dental facilities with 199 operatories. The aggregate consideration for the above transactions consisted of approximately $16.8 million in cash, $2.4 million in subordinated promissory notes and 180,834 shares of Common Stock. All subordinated promissory notes bear interest at 7% and are payable in seven annual installments maturing in 2004.

 1998 Transaction

  On January 1, 1998, the Company acquired substantially all the assets of a dental group practice and simultaneously entered into a 40-year service agreement with the affiliated dental group, Associated Dental Care, in Tuscon, Arizona. This affiliation resulted in the addition of six dental facilities with 51 operatories. The aggregate consideration for this transaction consisted of approximately $2.6 million in cash, $0.5 million in subordinated promissory notes and 34,800 shares of Common Stock.

COMPONENTS OF REVENUE AND EXPENSES

  Affiliate Adjusted Gross Revenue and Payor Mix. The Company's affiliated dental group practices generate revenue from patients and third party payors under fee-for-service, PPO plans and capitated managed care plans. The affiliated dental group practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts. While payor mix varies from market to market, the aggregate payor mix percentage of the Company's affiliated practices is approximately 33% fee-for-service, 14% PPO plans and 53% capitated managed care plans for the year ended December 31, 1997.

  The PC reimburses the Company for expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. Expenses incurred for the operation and administration of the dental facilities include salaries and benefits for non dentist personnel working at the dental facilities (generally the dental hygienists, dental assistants and administrative staff), lab fees, dental supplies, office occupancy costs of the dental facilities (rent, utilities, etc.) and depreciation related to the fixed assets at the dental facilities. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits and certain other expenses of the dentists.

  Net Revenue. Net revenue for the Company represents the aggregate fees charged to the affiliated dental practices pursuant to the terms of the long-term service agreements under which the Company agrees to manage the non-clinical aspects of the dental practice. Under such agreements, the affiliated dental group practices reimburse the Company for actual expenses incurred in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. For 1997, the total amount of the monthly fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC. Pursuant to the terms of the service agreements, the Company bills patients and third party payors on behalf of the affiliated PCs. Such funds are used to pay all operating expenses, to pay fees to the Company for its management services and are then used by the PCs to pay their provider expenses. Such funds are applied in the following order of priority: reimbursement of expenses incurred in connection with the operation and administration of the dental facilities; repayment of advances, if any, made by the Company to the PC; payment of the fixed monthly fee; payment of provider expenses; and payment of the additional fee. Additionally, the Company's net revenue includes amounts from third party payors related to the arrangement of the provision of care to patients.

  Operating Expenses. Operating expenses (excluding general corporate expenses, depreciation and amortization of intangibles) consist of the expenses incurred by the Company in fulfilling its obligations under the service agreements. These expenses are operating costs and expenses that would have been incurred by the affiliated dental groups had they not affiliated with the Company and include non-dentist salaries and benefits, lab fees and dental supplies, office occupancy cost and other expenses related to operations. Salaries and benefits expense are for personnel working for the Company at the dental facilities, as well as the local operating management. At the facility level, the Company generally employs the dental hygienists, dental assistants and administrative staff. The local operating management team supervises and supports the staff at the dental facilities. Office occupancy includes rent expense and certain other operating costs such as utilities associated with dental facilities and the local administrative offices. Such costs vary based on the size of each facility and the market rental rate for dental office space in the particular geographic market. Other expenses consist of professional fees, marketing costs and other general and administrative expenses. See "Business--Operations--Operating Structure."

  General Corporate Expenses. General corporate expenses consist of compensation expenses for the Company's corporate personnel and administrative staff, as well as facility and other administrative costs of the Company's corporate offices. The Company provides management, administrative, third party contracting and other services to the affiliated groups. The Company has built its management infrastructure in anticipation of rapid growth. This included the hiring of key management and support staff in the areas of finance and operations prior to the completion of any affiliations, and the further hiring of additional management and support personnel in the areas of operations and information systems as the Company completed its first affiliations. The level of general corporate expenses will likely continue to increase in the future as the Company continues to expand its management infrastructure. However, it is anticipated that these expenses will decline as a percentage of net revenue as the Company achieves its growth objectives.

  Depreciation; Amortization of Intangibles. Depreciation expense includes depreciation charges related to leasehold improvements and furniture, fixtures and equipment used to operate the dental facilities. Depending on the amount and timing of future capital expenditures, depreciation expense will likely increase. Amortization of intangibles relates to intangible assets incurred in connection with the 1996 and 1997 Transactions. The Company expects that amortization of intangibles will increase in the future as a result of intangibles recorded in connection with affiliations.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

 Overview

  The Company conducted no significant operations from January 1996 until November 1996, when it completed its first affiliation. Accordingly, the Company generated net revenue of only $3,933,000 for 1996. General corporate expenses incurred during 1996 were $2,395,000 and contributed to a net loss of $2,443,000. During 1997, net revenue generated from completed affiliations exceeded operating expenses and general corporate expenses resulting in net income of $1,070,000. As a result of the Company's recent rapid expansion, the Company does not believe that a period-to-period comparison and the percentage relationships of the year ended December 31, 1996 as compared with the year ended December 31, 1997 are meaningful.

 Results of Operations

  Net revenue amounted to $3,933,000 for 1996 as compared with $53,270,000 for 1997. The 1997 period included revenue derived from service agreements entered into in connection with the 1996 Transactions for the entire year of 1997, plus revenue derived from service agreements entered into in connection with the 1997 Transactions. Net revenue included expense reimbursements ($3,175,000 for 1996 as compared with $36,386,000 for 1997), management service fees ($720,000 for 1996 as compared with $12,056,000 for 1997) and revenue related to the arrangement of the provision of care to patients ($38,000 for 1996 as compared with $4,828,000 for 1997). Expense reimbursments included rent expense ($267,000 for 1996 as compared with $3,476,000 for 1997) and other operating expenses ($2,908,000 for 1996 as compared with $32,910,000 for 1997). Management service fees included the monthly fee ($720,000 for 1996 as compared with $10,724,000 for 1997) and the additional variable fee ($0 for 1996 as compared with $1,332,000 for 1997). Net revenue derived from the Company's service agreement with Park Dental represented approximately 56% of the Company's consolidated net revenue for the year ended December 31, 1997. The termination of this service agreement could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Service Agreements."

  Operating expenses for 1996 were $3,794,000 or 96.5% of net revenue as compared with $45,951,000 or 86.3% of net revenue for 1997. The increase in the dollar amount resulted from the full year impact of the 1996 Transactions plus the impact of the 1997 Transactions.

  General corporate expenses were $2,395,000 or 60.9% of net revenue for 1996, as compared with $3,337,000 or 6.3% of net revenue for 1997. The increase resulted primarily from the impact of additional corporate personnel hired in finance, information systems and operations in late 1996 and early 1997 to build infrastructure in anticipation of the Company's growth.

  Depreciation expense was $177,000 or 4.5% of net revenue for 1996, as compared with $1,580,000 or 3.0% of net revenue for 1997. Depreciation expense for 1996 resulted from costs incurred in connection with the purchase of furniture, fixtures and equipment for the corporate office. Depreciation expense for 1997 included depreciation related primarily to the assets acquired and capital expenditures incurred in connection with the Company's completed affiliations.

  Amortization of intangibles was $48,000 or 1.2% of net revenue for 1996, as compared with $645,000 or 1.2% of net revenue for 1997. Amortization resulted from intangibles recorded in connection with the Company's nine affiliations and one acquisition completed during 1997.

  Net interest income was $38,000 for 1996, as compared with net interest expense of $563,000 for 1997. Interest income for 1996 resulted from earnings on proceeds received from the Company's private sales of equity securities. Interest expense for 1997 resulted from borrowings under the Company's credit facility, the issuance of subordinated notes and the assumption of certain other debt in connection with completed affiliations.

  The Company incurred no income tax expense for 1996, as compared with $124,000 for 1997. The net loss incurred for 1996 resulted in the Company creating a net operating loss carryforward for financial statement purposes. For 1997, the Company utilized a portion of its net operating loss carryforward which resulted in only $124,000 of income tax expense.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth unaudited quarterly results of operations of the Company for each of the quarters in the year ended December 31, 1997. This information has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The quarterly operating results are not necessarily indicative of future results of operations. This data should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                  THREE MONTHS ENDED
                          -----------------------------------------------------------------------
                          MARCH 31, 1997    JUNE 30, 1997  SEPTEMBER 30, 1997   DECEMBER 31, 1997
                          ----------------  -------------  -------------------  -----------------
                           AMOUNT     %     AMOUNT    %      AMOUNT      %       AMOUNT      %
                          --------- ------  ------- -----  -------------------  -----------------
                                              (IN THOUSANDS) (UNAUDITED)
Net revenue.............  $ 11,226   100.0% $12,076 100.0% $   13,318    100.0% $  16,650   100.0%
                          --------  ------  ------- -----  ---------- --------  --------- -------
Operating expenses:
 Salaries and benefits..     6,189    55.1    6,339  52.5       7,097     53.3      8,813    52.9
 Lab fees and dental
  supplies..............     1,334    11.9    1,505  12.5       1,652     12.4      1,944    11.7
 Office occupancy.......     1,008     9.0    1,113   9.2       1,247      9.3      1,446     8.7
 Other operating
  expense...............     1,366    12.2    1,581  13.1       1,486     11.2      1,831    10.9
 General corporate
  expense...............       735     6.5      689   5.7         836      6.3      1,077     6.5
 Depreciation...........       356     3.2      403   3.3         395      3.0        426     2.6
 Amortization of
  intangibles...........        93     0.8      121   1.0         135      1.0        296     1.8
                          --------  ------  ------- -----  ---------- --------  --------- -------
 Total operating
  expenses..............    11,081    98.7   11,751  97.3      12,848     96.5     15,833    95.1
                          --------  ------  ------- -----  ---------- --------  --------- -------
Earnings from
 operations.............       145     1.3      325   2.7         470      3.5        817     4.9
 Interest expense
  (income), net.........       (27)   (0.2)     107   0.9         115      0.8        368     2.2
                          --------  ------  ------- -----  ---------- --------  --------- -------
Earnings before income
 taxes..................       172     1.5      218   1.8         355      2.7        449     2.7
 Income taxes...........       --      --         7   0.1          74      0.6         43     0.3
                          --------  ------  ------- -----  ---------- --------  --------- -------
 Net earnings...........  $    172     1.5% $   211   1.7% $      281      2.1% $     406     2.4%
                          ========  ======  ======= =====  ========== ========  ========= =======

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operating and capital needs, including cash used for acquisitions, capital expenditures and working capital, from its private sales of equity securities, borrowings under its revolving line of credit and cash generated from operations. To date, the Company has completed ten acquisitions and affiliations for aggregate consideration of $26,690,000 in cash, $5,100,000 in subordinated promissory notes and 1,829,034 shares of Common Stock.

  For the years ended December 31, 1996 and 1997, cash provided by (used for) operating activities amounted to ($1,539,000) and $1,901,000, respectively. Cash used for operating activities during 1996 resulted primarily from the Company's start-up activities prior to the completion of its first affiliation.

  For the years ended December 31, 1996 and 1997, cash used in investing activities amounted to $6,878,000 and $17,977,000, respectively. For 1996, this included $6,632,000 in cash used for acquisitions, net of cash acquired, and $386,000 in capital expenditures. Capital expenditures in 1996 included costs associated with the opening of dental facilities in Austin and in Milwaukee. For the year ended December 31, 1997, cash used for acquisitions amounted to $14,878,000, net of cash acquired, and capital expenditures amounted to $3,212,000. Capital expenditures for 1997 included costs associated with the opening of two new facilities in Minneapolis and two new facilities in Milwaukee. The establishment of new dental facilities and the expansion of existing dental facilities in the future will require ongoing capital expenditures.

  For the years ended December 31, 1996 and 1997, cash provided from financing activities amounted to $14,253,000 and $14,915,000, respectively. Cash provided by financing activities during 1996 resulted primarily from the Company's private sales of Preferred and Common Stock, which included $7,900,000 in proceeds from the issuance of Series A Convertible Preferred Stock, $7,000,000 in proceeds from the issuance of Series B Redeemable Preferred Stock and $100,000 in proceeds from the issuance of Common Stock. Cash provided from financing activities for the year ended December 31, 1997 resulted primarily from borrowings under the Company's revolving credit facility.

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with Fleet National Bank. The credit facility is being used for general corporate purposes, including acquisitions. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000. At February 28, 1998, $16,700,000 was outstanding under this line.

  The Company will use a portion of the net proceeds from this offering to redeem the Series B Redeemable Preferred Stock, including unpaid dividends, and to repay outstanding balances under its revolving credit facility. The Company believes that cash generated from operations and amounts available under its revolving credit facility will be sufficient to fund its anticipated cash needs for working capital, capital expenditures and acquisitions for at least the next 12 months.

                                   BUSINESS

OVERVIEW

  American Dental Partners, Inc. is a leading provider of dental practice management services to multi-disciplinary dental group practices in selected markets in the United States. The Company seeks to affiliate with leading dental groups that provide a comprehensive range of dental care services, have outstanding reputations for quality and have proven records of financial performance. Since its inception through February 28, 1998, the Company has successfully completed affiliations with ten dental group practices and currently operates 83 dental facilities with 617 operatories in six states. The Company's rapid growth has resulted primarily from these affiliations, which consisted of three dental group practice affiliations completed in 1996, six dental group practice affiliations completed in 1997 and one dental group practice affiliation completed in 1998. For the year ended December 31, 1997, the Company generated $53.3 million in net revenue and $1.1 million in net earnings.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. When affiliating with a dental group practice, the Company acquires substantially all of its assets and enters into a long-term service agreement to manage the non-clinical aspects of the dental operations. The Company supports its affiliated dental group practices with a broad range of services designed to enhance practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and provides assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The Company's objective is to be the leading dental practice management company in the United States. The Company's strategy for achieving this objective is to: (i) expand into carefully selected and diverse geographic markets which have favorable demographics and projected economic growth; (ii) affiliate with leading dental group practices which have reputations for quality care and proven records of financial performance; (iii) increase market penetration in each of its markets through additional affiliations, recruitment of dentists and new facility development; (iv) add value to each affiliated dental group practice by assisting the practice in improving operating performance; and (v) pursue various initiatives to ensure the highest quality of care and service.

DENTAL CARE INDUSTRY

  The market for dental care is large, growing and highly fragmented. The United States Health Care Financing Administration estimates that expenditures for dental care were approximately $45.8 billion in 1995 and will reach approximately $79.1 billion by 2005, representing a compound annual growth rate of approximately 5.6%. The Company believes that the growth in expenditures for dental care will continue to be driven by both increases in costs and increases in demand for services due to: (i) improved dental benefits offered by employers; (ii) increased availability and use of dental insurance, including preferred provider organization ("PPO") plans and capitated managed care plans; (iii) increased demand for dental care from an aging population; and (iv) increased demand for cosmetic and preventative procedures. The Company believes that this growth will benefit not only dentists, but companies that provide services to the dental care industry, such as dental practice management companies. However, the failure of any of the foregoing factors to materialize could offset increases in demand for dental care, and any such increases may not correlate with growth in the Company's business.

  Unlike many other sectors of the health care services industry, the dental care industry is in the early stages of consolidation. Although dental care is typically offered by solo practitioners, the trend towards group practice is growing. According to the American Dental Association ("ADA"), in 1995, 11.8% of the approximately 153,300 dentists in the United States were practicing in groups of three or more, up from 4.1% in 1991. The Company believes this consolidation trend will continue.

  Most dental care performed in the United States is categorized as general dentistry. Based upon a 1990 survey by the ADA, general dentistry was estimated to represent approximately 83% of all dental services performed in the United States. General dentistry includes preventative care, diagnosis and treatment planning, as well as procedures such as fillings, crowns, bridges, dentures and extractions. Specialty dentistry, which includes orthodontics, periodontics, endodontics, prosthodontics and pediatric dentistry, represented the remaining 17% of dental care services.

  Historically, dental care was not covered by insurers and consequently was paid for by patients on a fee-for-service basis. An increasing number of employers have responded to the desire of employees for enhanced benefits by providing coverage from third party payors for dental care. These third party payors offer indemnity insurance, PPO plans and capitated managed care plans. Under an indemnity insurance plan, the dental provider charges a fee for each service provided to the insured patient, which is typically the same as that charged to a patient not covered by any type of dental insurance. The Company categorizes indemnity insurance plans as fee-for-service plans. Under a PPO plan, the dentist charges a discounted fee for each service provided based on a schedule negotiated with the PPO. Under a capitated managed care plan, the dentist receives a fixed monthly fee from the managed care organization for each member covered under the plan who selects that dentist as his or her provider. Capitated managed care plans also typically require a co-payment by the patient.

  The National Association of Dental Plans estimated that approximately 117 million individuals, or 45.7% of the population of the United States, were covered by some form of dental care plan in 1995. This compares to approximately 96 million individuals, or 40.5% of the population of the United States, in 1990. Of the 117 million individuals with coverage, 70.3% were covered by indemnity insurance, 17.7% were covered by capitated managed care plans and 12.0% were covered by PPO plans. The remaining 139 million individuals, or 54.3% of the population of the United States in 1995, did not have dental benefit coverage. The Company believes that the number of individuals with dental benefits will continue to increase and that the majority of this growth will be in PPO and capitated managed care plans. For instance, according to the National Association of Dental Plans, the number of individuals covered by capitated managed care plans increased from 7.8 million in 1990 to 20.7 million in 1995, representing a 21.6% compound annual growth rate.

  The Company believes that the increased prevalence of dental benefits and the shift of those benefits from traditional fee-for-service to non-fee-for-service plans has increased the complexity of operating a dental practice and has led dental practices to begin to affiliate or consolidate with entities, such as the Company, that: (i) allow dentists to focus on the clinical aspects of dentistry by providing management resources to conduct the business and administrative aspects of dentistry; (ii) provide information and operating systems that are required to effectively manage in an increasingly complex reimbursement environment; (iii) assist with third-party payor contracting;
(iv) realize economies of scale in purchasing and provide access to capital; and (v) provide dentists the opportunity to realize value for their practices.

BUSINESS STRATEGY

  The Company's objective is to be the leading dental practice management company in the United States. In order to achieve this objective, the Company's business strategy is to:

    Expand into carefully selected markets. The Company plans to expand its network of affiliated dental group practices into carefully selected and diverse geographic markets. The Company focuses on markets that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. To date, the Company has identified approximately 125 markets that currently meet its market selection criteria. The Company believes that operating in multiple markets increases the attractiveness of the Company and its affiliated dental group practices to third party payors who seek to contract with dental providers that are strategically located in attractive markets and that offer a comprehensive range of multi-disciplinary dental care services.

    Affiliate with leading dental group practices. In entering a new market, the Company seeks to affiliate with a leading dental group practice in that market as a platform for expansion. A "platform" dental group practice is one which has a reputation for quality care, provides a comprehensive range of dental services, has a significant market presence and has a proven record of financial performance. The Company believes that by affiliating with leading dental group practices it will become more attractive to other practices, dentists and payors.

    Increase market penetration. The Company seeks to be the market share leader in each market in which it operates. After affiliating with a leading dental group practice, the Company seeks to increase its market share by assisting the affiliate in recruiting new general and specialty dentists, expanding its patient base and opening new facilities. Additionally, the Company may affiliate with other dental practices or with specialty group practices that complement the platform dental group practice.

    Add value to each affiliated dental group practice. The Company supports its affiliated dental group practices with a broad range of services designed to enhance their practice revenue, improve operating efficiencies and expand operating margins. The Company shares the best practices of its network with each affiliate and assists each affiliate with an analysis of its revenue and payor mix, capacity, utilization, staffing, scheduling and productivity. The Company also provides its affiliates assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

    Focus on quality care. The Company pursues various initiatives to help its affiliates provide the highest quality of care and service. The Company's goal is to have each affiliated dental group practice become accredited by the Accreditation Association of Ambulatory Health Care, Inc. ("AAAHC"). Through its National Professional Advisory Forum, the Company provides its affiliated dental group practices with the opportunity to share clinical knowledge and best clinical practices. The Company also implements comprehensive patient satisfaction surveys administered by independent third parties. The Company believes that its focus on quality care enhances: (i) its affiliates' relationships with patients; (ii) its affiliates' ability to recruit dentists; (iii) the Company's ability to attract new dental groups as affiliates; and (iv) the Company's attractiveness to third party payors.

AFFILIATION PHILOSOPHY

  The Company believes that dental care is an important part of an individual's overall health care. Because the practitioner is best qualified to manage the clinical aspects of dentistry, the provision of dental care must be centered around the dentist. However, current market trends in health care are increasing the complexity of operating a dental practice. Consequently, dentists are affiliating with professional practice managers who can manage the non-clinical aspects of dentistry and provide the business skills that can improve practice operating performance.

  The Company believes that, similar to other sectors of the health care delivery system, the delivery of dental care is fundamentally a local business. Therefore, the Company operates its business in a decentralized manner and maintains the identity of the local affiliated practice. In each affiliation, the Company strives to maintain the local culture of the affiliated group and encourages it to retain the name of the practice, continue its presence in community events, maintain its relationship with patients and local third party payors and, to the extent possible, maintain the existing management organization.

  The Company's affiliation model is designed to create a partnership in management between the Company and the affiliated dental group practice that allows each party to maximize its strengths and retain its autonomy. Under the Company's affiliation model, the affiliated dental group continues to own its practice and has sole purview over the clinical aspects of the practice while the Company manages the business aspects of the practice. The Company's method of affiliation is consistent across practices and, even where permitted by law, the Company does not employ dentists.

  The Company believes that the core values of a business partnership are shared governance and shared financial objectives and has structured its affiliation model to achieve these goals. Shared governance is achieved by the formation of a joint policy board for each affiliated dental group practice which is comprised of an equal number of representatives from the Company and the affiliated dental group practice. Together, members of the policy board develop strategies and decide on major business initiatives for the practice. Shared financial objectives are achieved through the joint implementation of a budgeting process that establishes the financial performance standards for the dental practice.

  The organizational structure of a dental group practice before and after its affiliation with ADP is as follows:

                            ADP's AFFILIATION MODEL

[A two-column flow chart. The first column is entitled Before Affiliation, under which is a box which contains the words Dental Group. The second column is entitled After Affiliation, under which is a circle which contains the words Joint Policy Board. Under such circle are three boxes which contain the words Dentist-owned Professional Corporation (PC), Service Agreement, and ADP-Owned Management Service Organization (MSO), respectively. Arrows point from each box to the circle, and two-way arrows point from the Service Agreement box to the other two boxes.]

MARKET AND GROUP SELECTION

 Market Selection

  The Company has well-defined market selection criteria. The Company defines potential markets with reference to one or more Metropolitan Statistical Areas ("MSAs"). An MSA is generally a geographic area consisting of a city of at least 50,000 people, together with adjacent communities that have a high degree of economic and social integration with the population center. In 1996, there were 316 MSAs in the United States. The Company typically focuses on markets with a population of at least 250,000 people that: (i) offer the opportunity to gain market share leadership; (ii) have a prevalence of dental group practices; (iii) have favorable demographics and projected economic growth; and (iv) have access to dental schools. The Company has identified approximately 125 MSAs that currently meet its market selection criteria.

 Group Selection

  The Company seeks to affiliate with leading dental group practices in each selected market. The Company focuses on group practices because they have greater potential to be market share leaders. Group practices are also more likely to have implemented quality assurance and peer review policies and procedures and are better positioned to operate in an increasingly complex reimbursement environment. When entering a new market, the Company seeks to affiliate with a platform dental group with a: (i) reputation for quality care; (ii) comprehensive range of dental care services; (iii) significant market presence; and (iv) proven record of financial performance. The Company believes that, although a limited number of platform dental group practices exist within any given market, there are a significant number of such groups nationwide.

 Affiliation Process

  Once the Company has identified a potential affiliate within a market, the Company's management seeks to determine whether the group practice and the Company share a common philosophy about the dental industry and common strategic goals and objectives. To this end, the Company conducts a series of meetings, site visits and presentations with the potential affiliate about the industry, the Company and its affiliation model. The Company believes that the existence of shared philosophical values is a critical element of the affiliation's ultimate success.

  If the Company and a potential affiliate determine that they share common values, goals and objectives, the Company then undertakes a preliminary due diligence review of clinical, operating and financial information. Based upon this review, the Company formulates an offer outlining the basic terms and conditions of the affiliation which, if accepted by the dental group practice, is embodied in a letter of intent between the parties.

  Upon signing a letter of intent, the Company and its representatives begin a thorough review of the potential affiliate's clinical systems, processes, facilities and compliance with licensing and credentialing requirements, as well as performing legal and accounting due diligence. Acquisition, service and other agreements are then prepared and the transaction is closed. Generally, the process of identifying an acceptable affiliation candidate to closing the transaction takes approximately six to nine months.

 Potential Affiliations

  The Company is constantly discussing potential affiliations with dental group practices that meet the Company's group selection criteria, which may be at various stages at any point in time. There can be no assurance that the Company will consummate any future transactions.

AFFILIATED NETWORK

  Since inception, the Company has successfully affiliated with ten dental practices in six states consisting of 12 selected MSAs. The following table lists the affiliations completed by the Company as of the date of this
Prospectus:


                              DENTAL
           MARKET           FACILITIES OPERATORIES(1)          MSA          AFFILIATION DATE
           ------           ---------- -------------- --------------------- ----------------
  AUSTIN, TX
    Longhorn Dental.......       8           41       Austin and Killeen     December 1996
    Malcolm R. Scott,            1            6       San Marcos             March 1997
     D.D.S................
  MILWAUKEE, WI
    Smileage Dental Care..      13          125       Appleton, Green Bay,   December 1996
                                                       Kenosha, Madison and
                                                       Milwaukee
    Northpoint Dental            2           23       Milwaukee              July 1997
     Group................
    Wilkens Dental Group..       4           30       Milwaukee              October 1997
  MINNEAPOLIS, MN
    Park Dental...........      27          201       Minneapolis/St. Paul   November 1996
    Orthocare Group.......      17           83       Minneapolis/St. Paul   October 1997
  NEW ORLEANS, LA
    Lakeside Dental Care..       1           28       Metairie               March 1997
  PITTSBURGH, PA
    Soster Dental Group...       4           29       Pittsburgh             May 1997
  TUCSON, AZ
    Associated Dental            6           51       Phoenix and Tucson     January 1998
     Care.................
                               ---          ---
      Total...............      83          617
                               ===          ===

 --------
 (1) An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential dental equipment.

MARKET PENETRATION

  After affiliating with a platform dental group practice, the Company's strategy is to increase its market penetration by increasing the market share of its existing affiliated dental group and by affiliating with other leading dental groups that complement or add to the dental care provided by its existing affiliate.

 Increase Existing Groups' Market Share

  Upon completing an affiliation, the Company prepares a thorough operating evaluation of the affiliate which builds upon its operational due diligence. Based on this evaluation, the Company prepares a plan for increasing the affiliate's market penetration. This plan may include one or more of the following methods: (i) opening new facilities that are conveniently located in highly populated areas within the MSA or in contiguous MSAs; (ii) recruiting additional general and specialty dentists that will complement or enhance the dental care provided by each affiliated dental group; (iii) expanding physical capacity by adding new operatories at existing facilities; (iv) increasing the utilization of existing physical capacity by expanding hours of operation; and
(v) growing its affiliate's patient base through increased marketing efforts and expanded relationships with third party payors.

   Opening New Facilities. The Company has successfully demonstrated its ability to open new facilities in several of the markets in which it operates. Since its affiliation with Park Dental in Minneapolis/St. Paul, the Company has opened two new facilities with a total of eight operatories. Additionally, since its affiliation with Longhorn Dental in Austin, the Company has opened two new facilities with a total of nine operatories. Finally, in Wisconsin, the Company has opened two new facilities with a total of 11 operatories in Appleton and Madison, two MSAs contiguous to Milwaukee.

   Recruiting Dentists. In markets where the Company has available physical capacity and where the opportunity exists to attract new patients, the Company assists its affiliates in recruiting new general and/or specialty dentists. The Company assists its affiliates in recruiting dentists through a variety of methods including recommendations from existing affiliated dentists, participating in dental school activities, attending state dental association meetings and advertisements in dental publications. In 1997, the Company has assisted in the recruitment of 17 additional dentists for its affiliates.

   Expanding Physical Capacity. In some cases, to facilitate an affiliate's need for additional physical capacity, the Company adds new operatories to an existing facility. In 1997, the Company added operatories to several of its facilities located in San Marcos and Minneapolis/St. Paul. The Company currently expects that in 1998 it will continue to expand capacity at selected facilities.

   Expanding Hours of Operations. The hours of operation at each of the Company's facilities vary widely depending on patient needs and staffing availability. In each of the Company's markets, the Company's facilities operate on an expanded hours basis (i.e., before 8:00 a.m. and after 5:00 p.m.). Additionally, many of the Company's facilities are open on Saturdays. In cases where the Company and its affiliated dental groups believe they can enhance patient service and satisfaction by expanding the hours of operation, a plan is developed to staff the facilities and implement an expanded hours program.

   Growing Patient Base. Although the Company believes that the greatest source of new patients is referrals from existing patients, the Company proactively assists each of its affiliates in growing their patient base through local marketing efforts and by expanding relationships with third party payors. The Company and its affiliates attend health fairs, sponsor community activities, educate elementary school children on the merits of good oral health and sponsor public awareness programs. In addition, the Company actively develops new relationships with third party payors at the local, regional and national level, which increases patient flow at its affiliated practices.

 Affiliations in Existing Markets

  The Company also increases its market penetration by affiliating with other leading general dentistry group practices and specialty dental group practices that complement the platform dental group practice in a given market. These practices are selected in much the same manner as the platform dental group practice. The Company identifies those practices which have an outstanding reputation for quality and provide the type of dental care which will complement or add to the dental care offered by the platform dental group in that market.

  The Company has demonstrated its ability to affiliate with other leading dental groups in existing markets. For example, following its affiliation with Park Dental in Minneapolis/St. Paul, the Company affiliated with the Orthocare Group in October 1997. The Orthocare Group is a leading provider of orthodontic care in Minneapolis/St. Paul, operating 17 facilities with 83 operatories. In Milwaukee, the Company expanded its market penetration through two affiliations with leading dental groups. In July 1997, the Company affiliated with Northpoint Dental Group, adding two facilities with 23 operatories, and in October 1997, the Company affiliated with the Wilkens Dental Group, adding four facilities with 30 operatories. In the Austin market, the Company affiliated with Malcolm R. Scott, D.D.S., and the principal dentists joined Longhorn Dental. This affiliation expanded the Company's physical capacity and geographic reach by adding a facility in San Marcos.

OPERATIONS

 Operating Structure

  The Company operates under a decentralized organizational structure. At the facility level, the Company generally employs the dental hygienists, dental assistants and administrative staff. At each facility, a practice manager typically oversees the day-to-day business operations. The practice manager and administrative staff are responsible for, among other things, facility staffing, patient scheduling, on-site patient invoicing and ordering office and dental supplies. The Company believes local office scheduling is crucial because it allows each practice to accommodate the needs of its patients and increase the productivity of its dentists.

  In each market, the Company has a local management team that supervises the operations of one or more affiliates. This team provides support in areas such as recruiting, hiring and training facility staff, developing and implementing quality assurance programs, developing and implementing operating policies and procedures, billing and collecting accounts receivable, processing payroll, information systems, accounting, marketing and facilities development and management.

  Each local management team reports to one of the Company's operating vice presidents. An operating vice president is responsible for monitoring the operating performance of multiple affiliated dental groups in multiple markets. Each operating vice president participates as a member of the policy board of the affiliated dental groups for which he or she has management oversight responsibilities. The operating vice presidents are responsible for overseeing the development of operating plans and annual budgets and monitoring actual results. Additionally, the Company supports each of its dental group practices with analysis of the capacity, utilization and productivity of each dental facility. This analysis assists each practice in improving its operating performance from both a clinical and financial perspective.

  On a national level, the Company supports its affiliated network in several ways. The Company assists its affiliates with: (i) sharing best clinical practices through its National Professional Advisory Forum; (ii) evaluating and negotiating third party contracts; (iii) designing, locating and leasing new facilities; (iv) developing budgets and implementing accounting and financial systems; and (v) developing and implementing practice management and other information systems. The Company also takes advantage of economies of scale by contracting for various goods and services. For example, the Company has arranged for national contracts for the purchase of dental supplies and equipment, professional, casualty, and general liability insurance and payroll processing.

 National Professional Advisory Forum

  The Company has organized the National Professional Advisory Forum ("NPAF") to provide guidance to its affiliated dental group practices with respect to the clinical aspects of dentistry. Leading dentists from the Company's affiliated dental groups are selected to participate in the NPAF. The NPAF meets quarterly and provides a forum for dentists to share the best clinical practices of their respective dental groups and an opportunity for them to build professional relationships with other dentists affiliated with the Company. These dentists, as a result of their affiliation with the Company, share common long-term goals. This enables the discussion at the NPAF to be more open than it may be in other professional settings. While the primary emphasis of the NPAF is on the clinical aspects of dentistry, it also provides the Company's management an opportunity to communicate with affiliated dentists. This enables the Company to continue to build strong, mutually beneficial partner relationships with its affiliated dental groups.

 Payor Relationships and Reimbursement Mix

  The Company and its affiliates believe that clinical and economic decisions should be made separately. However, the Company recognizes that the source of payment for services affects operating and financial performance. The Company assists its affiliates in analyzing their revenue and payor mix on an ongoing basis and recommends methods by which the affiliated dental group practices can improve operating efficiency by improving their revenue and payor mix. As a general rule, the Company believes that growth in a market is best facilitated where the payor mix of its affiliates mirrors the payor mix for that market. The Company assists each of its affiliated dental groups in evaluating and negotiating third-party payor contracts on a local, regional and national level. The aggregate payor mix percentage of the Company's affiliated practices was approximately 33% fee-for-service, 14% PPO plans and 53% capitated managed care plans for the year ended December 31, 1997.

  The Company believes it is advantageous to be affiliated with dental groups that have successfully provided care to patients under all reimbursement methodologies. Since a shift is taking place in the dental benefits market from traditional fee-for-service to PPO and capitated managed care dental plans, the Company believes that its affiliates' experience in operating under all of these plans provides them with a competitive advantage. All of the Company's affiliated dental groups have provided care under traditional fee-for-service plans and non-fee-for-service plans. Several of the Company's affiliated dental groups have been providing care to patients with capitated managed care dental benefits for more than 20 years.

 Facilities Development and Management

  The Company believes an inviting professional environment is a critical aspect of overall patient satisfaction. Each of the Company's facilities is constructed to be warm, attractive and inviting to the patients in addition to being highly functional. The Company's dental facilities have from three to 28 operatories, and typically accommodate general and specialty dentists, dental hygienists and dental assistants, a business manager and a receptionist. Generally the Company's facilities are either stand alone or located within a professional office building or medical facility and range in size from approximately 1,500 to 10,000 square feet.

  The Company works with each of its affiliated dental groups in analyzing utilization of existing capacity and identifying facility upgrade and expansion priorities. The Company also provides its affiliates guidance in the site selection process. The Company initially constructs each facility as appropriate for the market and adds and equips additional operatories as necessary through a capacity and utilization analysis.

  The Company uses architectural design services to improve the facility design process and to further ensure that all facilities are properly constructed and meet the standards set forth by the AAAHC. To this end, the Company works with each affiliated dental group to establish a defined set of standards for each facility, such as operatory design and dental equipment, which are consistent with the desires of the dental group. The Company believes such facility standards are necessary to speed the site development process and create consistency across newly developed facilities, leading to enhanced staff and provider productivity.

 Budgeting and Planning; Financial Information Systems

  The Company assists each affiliate with budgeting and planning. The Company and each affiliate develop a strategic plan for increased market penetration on an annual basis. The Company and each affiliated dental group then jointly develop a budget which sets specific goals for revenue growth, operating expenses and capital expenditures. Once a budget has been approved, the Company measures the financial performance of each affiliated dental group on a monthly basis and compares actual performance to budget.

  The Company's financial information system enables it to measure, monitor and compare the financial performance of affiliated dental groups on a standardized basis across its entire network. The system also allows the Company to track and control costs and facilitates the accounting and financial reporting process. This financial system is installed in all affiliated dental group practices. Historically, the Company has converted all affiliates to its system within 90 days of affiliation and intends to continue this practice with new affiliates.

 Practice Management Systems

  The Company uses various dental practice management software systems to facilitate patient scheduling, to invoice patients and insurance companies, to assist with facility staffing and for other practice related activities. In connection with its affiliation with Park Dental, the Company acquired the rights to Comdent, a proprietary practice management software system which has been used and continuously enhanced at Park Dental since 1987. The Company believes that Comdent's scheduling, electronic data interchange and data management features are superior to others that are commercially available. In addition, Comdent is scalable and capable of accommodating large multi-site dental group practices. The Company intends, when appropriate, to convert its affiliated dental group practices to the Comdent practice management software system. The Company is also developing a data warehouse and decision support system to analyze information across its entire network.

AFFILIATION STRUCTURE

 Service Agreement

  The Company has entered into a service agreement with each of its affiliated PCs pursuant to which the Company performs all administrative, non-clinical aspects of such PC's dental practice. The Company expects that each new affiliated PC will enter into a similar service agreement or become a party to an existing service agreement at the time of its affiliation. The Company is dependent on its service agreements for all of its operating revenue. The termination of one or more of these service agreements could have a material adverse effect on the Company. See "Risk Factors--Dependence Upon Service Agreements."

  The Company is responsible for providing all services necessary for the administration of the non-clinical aspects of the dental operations. These services include assisting its affiliates with information systems, budgeting and financial reporting, facilities management, third-party contracting, supplies and equipment procurement, quality assurance initiatives, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

  The PC is responsible for recruiting and hiring all of the dentists necessary to provide dental care. The Company does not assume any authority, responsibility, supervision or control over the provision of dental care to patients. The service agreement requires the PC to enter into employment or independent contractor agreements with each dentist retained by the PC. The service agreement also requires the PC to implement and maintain quality assurance and peer review programs, maintain professional and comprehensive general liability insurance covering the PC and each of its dentists and abide by non-competition and confidentiality provisions.

  The Company and each PC establish a joint policy board which is responsible for developing and implementing management and administrative policies for the dental operation. The policy board consists of an equal number of representatives designated by the Company and the PC. The policy board members designated by the PC must be licensed dentists employed by the PC. The policy board's responsibilities include the review and approval of all renovation and expansion plans and capital equipment expenditures with respect to the dental facilities affiliated with the PC, all annual capital and operating budgets, all advertising and marketing services, the long-term strategic and short-term operational goals, objectives, and plans for the dental facilities and staffing plans regarding provider and support personnel for the dental facilities. The policy board also reviews and monitors the financial performance of the PC with respect to the attainment of the PC's budgeted goals. The policy board also has the authority to approve or disapprove any merger or combination with, or acquisition of, any dental practice by the PC. Finally, the policy board reviews and makes recommendations with respect to contractual relationships between the PC and third-party payors. However, the PCs have final approval over matters relating to dental care including all third-party payor contracts and fee practices and schedules.

  The PC reimburses the Company for actual expenses incurred on its behalf in connection with the operation and administration of the dental facilities and pays fees to the Company for management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee, reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. For the year ended December 31, 1997, the total amount of service fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC. The PC is also responsible for provider expenses, which generally consist of the salaries, benefits, and certain other expenses of the dentists. Pursuant to the terms of the service agreements, the Company bills patients and third party payors on behalf of the affiliated PCs. Such funds are applied in the following order of priority: reimbursement of expenses incurred in connection with the operation and administration of the dental facilities; repayment of advances, if any, made by the Company to the PC; payment of the fixed monthly fee; payment of provider expenses; and payment of the additional fee.

  Each of the Company's current service agreements is for an initial term of 40 years and automatically renews for successive five-year terms, unless terminated by notice given at least 120 days prior to the end of the initial term or any renewal term. In addition, the service agreement may be terminated earlier by either party upon the occurrence of certain events involving the other party, such as its dissolution, bankruptcy, liquidation, or its failure to perform its material duties and obligations under the service agreement. In the event a management service agreement is terminated, the related affiliated dental practice is required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental practice.

 Employment Agreements with Dentists

  All dentists practicing full-time at the dental facilities have entered into employment agreements with their respective PCs. The employment agreements with dentists who are owners of the PCs generally are for a specified initial term of up to five years. The employment agreements with other dentists may be for terms up to 18 months. Such employment agreements are usually terminable by either party upon advance written notice, which may be 90 days in some cases, and are terminable by the PC for cause immediately upon written notice to the dentist. Such agreements typically contain non-competition provisions which prohibit the dentist from engaging in the practice of dentistry or otherwise performing professional dental services within a specified geographic area, usually a specified number of miles from the relevant dental facility, following termination. The non-competition restrictions are generally for one to two years following termination.

COMPETITION

  The dental practice management industry, currently in its formative stage, is highly competitive and is expected to become more competitive. The Company competes with other dental practice management companies with respect to providing management services to dentists, as well as those seeking to affiliate with existing dental practices through service agreement arrangements. The Company believes that the principal factors of competition between dental practice management companies are their affiliation methods and models, the reputation of their existing affiliates, the scope of their dental care networks, their management expertise and experience, the sophistication of their management information, accounting, finance and other systems and their operating methods. The Company believes that it competes effectively with other dental practice management companies with respect to these factors. See "Risk Factors--Highly Competitive Market."

GOVERNMENT REGULATION

 General

  The practice of dentistry is highly regulated, and the operations of the Company and its affiliated dental practices are subject to numerous state and federal laws and regulations. Furthermore, the Company may become subject to additional laws and regulations as it expands into new markets. There can be no assurance that the regulatory environment in which the Company and its affiliated dental group practices operate will not change significantly in the future. The ability of the Company to operate profitably will depend, in part, upon the Company and its affiliated dental group practices obtaining and maintaining all necessary licenses, certifications and other approvals and operating in compliance with applicable laws. See "Risk Factors--Government Regulation."

 State Regulation

  Every state imposes licensing and other requirements on individual dentists and dental facilities and services. Except for Wisconsin, the laws of the states in which the Company currently operates prohibit, either by specific statutes, case law or as a matter of general public policy, entities not wholly owned or controlled by dentists, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, dental assistants and dental hygienists, or from exercising control over the provision of dental services. Many states prohibit or restrict the ability of a person other than a licensed dentist to own, manage or control the assets, equipment or offices used in a dental practice. The laws of some states prohibit the advertising of dental services under a trade or corporate name and require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion.

  There are certain regulatory issues associated with the Company's role in negotiating and administering managed care contracts. To the extent that the Company or any affiliated dental group practice contracts with third party payors, including self-insured plans, under a capitated or other arrangement which causes the Company or such affiliated dental group practice to assume a portion of the financial risk of providing dental care, the Company or such affiliated dental group practice may become subject to state insurance laws. If the Company or any affiliated dental group practice is determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third party payors or to seek appropriate licensure. Any regulation of the Company or its affiliated dental group practices under insurance laws could have a material adverse effect on the Company's business, financial condition and results of operations.

  Many states have fraud and abuse laws, including anti-kickback laws, which are similar to the federal laws, discussed below, and in many cases these laws apply to all referrals for items or services reimbursable by any payor. A number of states also impose significant criminal and civil penalties for false claims, false or improper billings, or inappropriate coding for dental services. Many states either prohibit or require disclosure of self-referral arrangements and impose criminal and civil penalties for violations of these laws.

  Many states also prohibit a dentist from paying a portion of fees received for dental services to another person or entity. In some states, this "fee-splitting" prohibition applies only to payments in exchange for referrals. Other states flatly prohibit any rebates or split fees regardless of whether referrals are involved. There can be no assurance that management fees paid to the Company, to the extent based on a percentage of dental service revenues or profits, will not be deemed to violate such laws.

  Many states have antitrust laws which prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Dental practices are also subject to compliance with state and local regulatory standards in the areas of safety and health.

 Federal Regulation

  The dental industry is also regulated at the federal level to the extent that dental services are reimbursed under federal programs. Participation by the affiliated dental group practices and their dentists in such programs subject them, and potentially the Company, to significant regulation regarding the provision of services to beneficiaries, submission of claims and related matters, including the types of regulations discussed below. Violation of these laws or regulations can result in civil and criminal penalties, including possible exclusion of individuals and entities from participation in federal payment programs.

  The federal anti-kickback statutes prohibit, in part, and subject to certain safe harbors, the payment or receipt of remuneration in return for, or in order to induce, referrals, or arranging for referrals, for items or services which are reimbursable under federal payment programs. Other federal laws impose significant penalties for false or improper billings or inappropriate coding for dental services regardless of the payor source. The federal self-referral law, or "Stark law," prohibits dentists from making referrals for certain designated health services reimbursable under federal payment programs to entities with which they have financial relationships unless a specific exception applies. The Stark law also prohibits the entity receiving such referrals from submitting a claim for services provided pursuant to such referral. The Company may be subject to federal payor rules prohibiting the assignment of the right to receive payment for services rendered unless certain conditions are met. These rules prohibit a billing agent from receiving a fee based on a percentage of collections and may require payments for the services of the dentists to be made directly to the dentist providing the services or to a lock-box account held in the name of the dentist or his or her dental group. In addition, these rules provide that accounts receivables from federal payors are not saleable or assignable.

  Federal antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive, including cooperation by separate economic entities to fix the prices of services. Finally, dental practices are also subject to compliance with federal regulatory standards in the areas of safety and health.

INSURANCE

  The Company maintains property-casualty insurance covering its corporate offices and dental facilities on a replacement cost basis. Each affiliated PC maintains, or causes to be maintained, professional liability insurance covering itself and its employees and contractors, including the dentists, hygienists and dental assistants employed by, or contracted by such affiliated PC in the amount of $1 million per occurrence and $3 million annual aggregate. The Company generally is a named insured under such policies. The Company also maintains umbrella liability coverage for its property-casualty policies in the amount of $10 million. Certain types of risks and liabilities may not be covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the PCs or the Company may have a material adverse effect on the Company's business, financial condition and operating results. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

LEGAL PROCEEDINGS

  From time to time, the Company may be subject to litigation incidental to its business. The Company is not presently a party to any material litigation. The dentists employed by, or independent contractors of, the Company's affiliated PCs are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding applicable insurance coverage.

FACILITIES AND EMPLOYEES

  The Company's corporate office is located at 301 Edgewater Place, Suite 320, Wakefield, Massachusetts, in approximately 5,300 square feet occupied under a lease which expires in June 1999. The Company leases most of its dental facilities. Typically, each acquired dental facility is located at the site used by the dental group practice prior to affiliating with the Company.

  As of February 28, 1998, the Company had approximately 910 employees, including 478 hygienists and dental assistants and 432 administrative and management employees located at the Company's 83 dental facilities and local management offices. In addition, the Company was affiliated with 187 dentists, as well as nine hygienists and ten dental assistants located in states which prohibit the Company's employment of hygienists and dental assistants, all of whom were employees or independent contractors of their respective affiliated PCs. The Company considers its relations with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning each of the directors and executive officers of the Company:

          NAME            AGE                             POSITION
          ----            ---                             --------
Gregory A. Serrao.......   35 Chairman, President and Chief Executive Officer
Ronald M. Levenson......   42 Senior Vice President, Chief Financial Officer and Treasurer
George W. Robinson......   60 Senior Vice President--Operations
William H. Bottlinger...   53 Vice President--Regional Operations and Chief Information Officer
Forrest M. Flint........   45 Vice President--Business Development
Michael F. Frisch.......   39 Vice President--Regional Operations
Kathryn A. Russell......   45 Vice President--Financial Operations
Dr. Gregory T. Swenson..   63 President of PDHC, Ltd. and Director
James T. Kelly (1)......   50 Director
Martin J. Mannion          38 Director
 (1)(2).................
Derril W. Reeves           54 Director
 (1)(2).................

--------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

  Mr. Serrao, the founder of the Company, has served as President, Chief Executive Officer and a Director of the Company since December 1995 and as Chairman since October 1997. From 1992 through December 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. ("Cardinal Health"). From 1991 to 1992, Mr. Serrao served as Vice President--Corporate Development of Cardinal Health. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. where he co-founded its health care investment banking group and specialized in mergers, acquisitions and public equity offerings.

  Mr. Levenson has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 1996. Prior to joining the Company, Mr. Levenson was employed by American Medical Response, Inc. ("AMR"), a national provider of ambulance services, where he served as Senior Vice President and Chief Accounting Officer from October 1992 through April 1996 and also served as Treasurer from August 1995 through April 1996. Prior to joining AMR, Mr. Levenson was a Senior Manager at KPMG Peat Marwick LLP, a public accounting firm, where he was employed from 1979 through 1992.

  Mr. Robinson has served as Senior Vice President--Operations of the Company since May 1996. From 1994 through May 1996, Mr. Robinson served as the President of Nanston Dental Group, a dental provider network located in Georgia and North Carolina. From 1979 to 1994, Mr. Robinson served as an Administrator of Kaiser Permanente's Dental Division, which was affiliated with over 200 providers in two states and provided dental care to over 140,000 members.

  Mr. Bottlinger has served as Vice President and Chief Information Officer of the Company since January 1997 and as Vice President--Regional Operations since November 1997. From 1985 through 1996, Mr. Bottlinger served as Senior Vice President and Chief Information Officer for Cardinal Health and Senior Vice President and General Manager of CORD Logistics, Inc., a Cardinal Health subsidiary which provided pharmaceutical distribution and information technology services for emerging biotechnical manufacturing companies. During his career, Mr. Bottlinger has initiated the use of state of the art information system technology in a variety of businesses engaged in retailing, food wholesaling, pharmaceutical manufacturing and distribution, pharmacy operations and financial services.

  Mr. Flint has served as Vice President--Business Development of the Company since November 1996. From 1985 through November 1996, Mr. Flint served as the Executive Director of PDHC, Ltd ("Park"), prior to its affiliation with the Company. At Park, Mr. Flint was responsible for managing all external relationships and contracting with third party payors. From 1984 to 1985, Mr. Flint was an investment banker in the health care finance group of Dain Bosworth, Inc. From 1977 to 1984, Mr. Flint was the Director of the South Dakota Division of Health Services. Mr. Flint is a past Board Member of the Accreditation Association for Ambulatory Health Care, Inc.

  Mr. Frisch has served as Vice President--Regional Operations of the Company since June 1997. From January 1997 to June 1997, Mr. Frisch served as the Company's Director--National Support Initiatives. From July 1996 to January 1997, Mr. Frisch was an independent consultant to the Company. From June 1993 to July 1996, Mr. Frisch served as Vice President and General Manager of National Specialty Services, Inc., a subsidiary of Cardinal Health. From July 1986 to June 1993, Mr. Frisch was employed by VHA, Inc., a national health care alliance, in a variety of marketing, business development and management positions.

  Ms. Russell has served as Vice President--Financial Operations of the Company since January 1998. From December 1996 to January 1998, Ms. Russell served as Vice President--Finance. Prior to joining the Company, Ms. Russell was employed by Heartland Foods Systems, Inc., a multi-concept food retailer with 230 locations, where she served as Vice President and Assistant Secretary from 1993 through 1995. From 1991 to 1992, Ms. Russell was Manager of Sales Audit for The Limited, Inc., a publicly-held retailer. From 1983 to 1991, Ms. Russell held management positions with several publicly held financial services companies. Prior to 1983, Ms. Russell was a Senior Manager at Deloitte & Touche, a public accounting firm, where she was employed from 1974 through 1983.

  Dr. Swenson has served as President of PDHC, Ltd., President of Park Dental and a Director of the Company since November 1996. From 1983, when he co-founded Park, to November 1996, Dr. Swenson served as Chairman and Chief Executive Officer of Park. Dr. Swenson was a member of the American Academy of Dental Group Practices ("AADGP") from 1980 until 1995, serving on many occasions as a practice auditor in the AADGP's accreditation program. In 1978, Park's predecessor was the second group practice to receive AADGP's accreditation certificate. In 1973, a national referee committee selected Dr. Swenson to the American Association of Endodontics, a society with which he maintained a membership until 1989. In 1972, after practicing solo dentistry for ten years, he formed a partnership with colleagues and helped build Park's predecessor group practice. Dr. Swenson is a member of the Minnesota State Dental Association, the American Dental Association, and Federation Dentaire Internationale. From 1980 to 1996, Dr. Swenson served on the Board of Directors of Marquette Bank Brookdale.

  Mr. Kelly has served as a Director of the Company since February 1997. Mr. Kelly has served as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services, since April 1994. Mr. Kelly served as the Chief Executive Officer of Lincare from June 1986 through December 1996. Prior to 1986, Mr. Kelly served in a number of capacities within the Mining and Metals Division of Union Carbide Corporation over a 19-year period.

  Mr. Mannion has served as a Director of the Company since January 1996 and served as Chairman from January 1996 to October 1997. Mr. Mannion is a general partner with Summit Partners, a private equity capital firm, where he has been employed since 1985. Through his work with Summit Partners, Mr. Mannion currently serves as a director of Suburban Ostomy Supply Company and numerous private companies.

  Mr. Reeves has served as a Director of the Company since February 1997. Mr. Reeves is a founder, Executive Vice President for Development and Director of PhyCor, Inc. and has served in various positions with PhyCor since 1987. From 1974 to 1976, Mr. Reeves was with Hospital Affiliates International ("HAI") where he served as Vice President of Hospital Management Corporation, the hospital management subsidiary of HAI. In 1977, he joined Hospital Corporation of America ("HCA") to head the growth function for HCA's management company. Mr. Reeves was a Vice President of HCA and also Vice President of Development for

HCA Management Company until 1985. In 1985, he moved to HCA Health Plans as Vice President of Sales and Marketing and was instrumental in the creation of Equicor where he was Senior Vice President, National Sales.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes, with each class elected to serve a staggered three-year term. The Class I director, whose term will expire at the 2001 annual meeting of stockholders, is Dr. Swenson. The Class II directors, whose terms will expire at the 1999 annual meeting of stockholders, are Messrs. Mannion and Kelly. The Class III directors, whose terms will expire at the 2000 annual meeting of stockholders, are Messrs. Serrao and Reeves. The classified Board of Directors may increase the difficulty of consummating or discourage a business combination or an attempt to gain control of the Company that is not approved by the Board of Directors. The Company's executive officers are elected annually by and serve at the discretion of the Board of Directors. See "--Employment Agreements."

COMPENSATION OF DIRECTORS

  Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, each non-employee director who is not an officer of the Company is eligible to receive options under the Company's 1996 Amended and Restated Directors Stock Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee, at their discretion. See "Stock Plans--1996 Directors Stock Option Plan." Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information with respect to compensation paid to or accrued on behalf of (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose aggregate base salary and bonus exceeded $100,000 (the "Named Executive Officers") in 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                 LONG-TERM AWARDS
                         ------------------------------------------- ------------------------
                                                          OTHER                   SECURITIES
                                                         ANNUAL      RESTRICTED   UNDERLYING     ALL OTHER
                         YEAR SALARY ($)   BONUS ($) COMPENSATION(1)   STOCK      OPTIONS (#) COMPENSATION(2)
                         ---- ----------   --------- --------------- ----------   ----------- ---------------
Gregory A. Serrao....... 1997  $153,000    $123,600     $    --       $   --        189,600       $1,900
 Chairman, President and 1996  $144,000(3) $ 90,000     $136,461(4)   $99,500(5)    270,270       $  519
 Chief Executive Officer
Ronald M. Levenson...... 1997  $153,000    $ 82,400     $    --       $   --        126,000       $1,900
 Senior Vice President,  1996  $101,000(3) $ 41,600     $ 23,000(6)   $   --         81,000       $  --
 Chief Financial Officer
 and Treasurer
George W. Robinson...... 1997  $123,000    $ 55,000     $    --       $   --          6,480       $1,900
 Senior Vice President-- 1996  $ 70,000(3) $ 43,750     $ 41,000(6)   $   --         60,000       $  433
 Operations
William H. Bottlinger... 1997  $143,000(7) $ 58,800     $ 57,900(6)   $   --         15,000       $  --
 Vice President--
 Regional Operations and
 Chief Information
  Officer
Forrest M. Flint........ 1997  $125,000    $ 30,000     $    --       $   --          7,200       $2,340
 Vice President--        1996  $ 14,000(3) $ 15,000     $    --       $   --         36,000       $  288
 Business Development

--------
(1) Except as specifically noted, no Other Annual Compensation for any Named Executive Officer exceeded $50,000 or 10% of the total salary and bonus for such officer.
(2)  Represents matching contributions under the Company's 401(k) plan.
(3)  Represents less than one full year's compensation.
(4) Consists of a tax offset bonus in the amount of $84,461 paid with respect to the restricted Common Stock issued to Mr. Serrao in January 1996, and moving and relocation expenses in the amount of $52,000.
(5) Represents the dollar value (net of consideration paid) of 300,000 shares of restricted Common Stock issued to Mr. Serrao in January 1996, based upon the fair market value of such shares on the date of issuance. Such shares are subject to repurchase rights in favor of the Company upon the occurrence of certain events, including the termination of Mr. Serrao's employment. Such repurchase rights lapse ratably during the first four years of Mr. Serrao's employment and upon the occurrence of certain other events. As of December 31, 1997, 156,300 shares of restricted Common Stock with a fair market value on such date of $2,214,771 were held by Mr. Serrao. Dividends, if declared and paid upon the Common Stock, will be paid on such restricted stock.
(6)  Consists of moving and relocation expenses.
(7)  Mr. Bottlinger's employment with the Company began in 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information about options to purchase Common Stock which were granted during the year ended December 31, 1997.

                                                                            POTENTIAL REALIZEABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                     FOR OPTION TERM
                         -------------------------------------------------- ---------------------
                             NUMBER OF
                             SECURITIES                EXERCISE
                         UNDERLYING OPTIONS % OF TOTAL   PRICE   EXPIRATION
                            GRANTED (#)      OPTIONS   ($/Share)    DATE      5% ($)    10% ($)
                         ------------------ ---------- --------- ---------- ---------- ----------
Gregory A. Serrao.......        9,600(1)         2%     $12.50    1/01/07   $   75,467 $  191,249
                              169,590(1)        31%     $14.17    8/01/07   $1,511,291 $3,829,907
                               10,410(2)         2%     $14.17    1/30/07   $   86,977 $  217,287
Ronald M. Levenson......        6,000(1)         1%     $12.50    1/01/07   $   47,167 $  119,531
                              109,590(1)        20%     $14.17    8/01/07   $  976,604 $2,474,907
                               10,410(2)         2%     $14.17    1/30/07   $   86,977 $  217,287
George W. Robinson......        3,480(1)         1%     $12.50    1/01/07   $   27,357 $   69,328
                                3,000(1)         1%     $14.17    8/01/07   $   26,734 $   67,750
William H. Bottlinger...        5,850(1)         1%     $12.50    1/17/07   $   45,988 $  116,542
                                7,200(1)         1%     $14.17    8/01/07   $   64,162 $  162,600
                                1,950(2)        --      $12.50    7/18/06   $   14,372 $   35,905
Forrest M. Flint........        7,200(1)         1%     $14.17    8/01/07   $   64,162 $  162,600

--------

(1) Options issued under the 1996 Stock Option Plan. The exercise price of the options is no less than the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2) Options issued under the 1996 Time Accelerated Restricted Stock Option Plan. The exercise price of the options is no less than the fair market value of the Company's Common Stock on the date of grant. These options will become exercisable upon completion of this offering.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table presents information about the value of options outstanding for each of the Named Executive Officers as of December 31, 1997. No options were exercised during the year.

                         NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT                IN-THE-MONEY OPTIONS
                               DECEMBER 31, 1997(#)               AT DECEMBER 31, 1997 ($)
                         -----------------------------------    ----------------------------
                          EXERCISABLE(1)      UNEXERCISABLE     EXERCISABLE(1) UNEXERCISABLE
                         ----------------    ---------------    -------------- -------------
Gregory A. Serrao.......            280,680             179,190   $3,740,537     $ 16,032
Ronald M. Levenson......             46,410             160,590   $  498,240     $632,820
George W. Robinson......             27,150              39,330   $  158,556     $197,656
William H. Bottlinger...              1,950              13,050   $    3,257     $  9,770
Forrest M. Flint........             20,160              23,040   $  117,734     $ 92,506

--------

(1) Although not all exercisable at December 31, 1997, all options will be exercisable upon the completion of this offering.

EMPLOYMENT AGREEMENTS

  The Company has a five-year employment agreement with Mr. Serrao which terminates in January 2001. Under his employment agreement, Mr. Serrao receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated prior to the end of the five-year term by the Company without cause or by Mr. Serrao for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Levenson which terminates in April 1999. Under his employment agreement, Mr. Levenson receives an annual base salary of $150,000 (subject to potential annual salary increases) and a bonus in an amount up to 40% of his then current base salary. Mr. Levenson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Levenson's employment is terminated prior to the end of the three-year term by the Company without cause or by Mr. Levenson for "good reason" (as defined in the employment agreement) he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination.

  The Company has a three-year employment agreement with Mr. Robinson which terminates in May 1999. Under his employment agreement, Mr. Robinson receives an annual base salary of $125,000 and a bonus in an amount up to $75,000. Mr. Robinson is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Robinson's employment is terminated prior to the end of the three-year term by the Company without cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his base salary for the shorter of one year or the remainder of the term of the agreement.

  The Company has a three-year employment agreement with Mr. Flint which terminates in November 1999. Under his employment agreement, Mr. Flint receives an annual base salary of $130,000 (subject to potential annual salary increases) and a bonus in an amount up to $26,250 for 1997, and 25% of his then-current base salary thereafter. Mr. Flint is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Flint's employment is terminated prior to the end of the three-year term by the Company for any reason other than for cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his then current base salary for the remainder of such term.

STOCK PLANS

 1996 Stock Option Plan

  The 1996 Stock Option Plan, as amended (the "1996 Plan"), was originally adopted in January 1996 to provide options to officers and key employees of the Company and its subsidiaries. Options are granted at a price per share which is no less than the fair market value of the Common Stock at the time of the grant. Options granted pursuant to the 1996 Plan expire ten years from the date of grant, or may expire earlier upon termination of the grantee's employment with the Company. The total number of shares of Common Stock subject to the 1996 Plan is 973,246, of which options for 715,338 shares were outstanding at February 28, 1998.

 1996 Time Accelerated Restricted Stock Option Plan

  The 1996 Time Accelerated Restricted Stock Option Plan, as amended (the "TARSOP"), was originally adopted in January 1996. The total number of shares subject to the TARSOP is 360,360. Options to purchase all such shares have been granted and will become exercisable upon completion of this offering.

 1996 Affiliate Stock Option Plan

  The 1996 Affiliate Stock Option Plan, as amended (the "Affiliate Plan"), was originally adopted in September 1996 to provide options to certain persons associated with the affiliated dental practices. Options are granted at a price per share which is no less than the fair market value of Common Stock at the time of grant. The total number of shares of Common Stock subject to the Affiliate Plan is 110,000, of which options for 89,586 shares were outstanding at February 28, 1998.

 1996 Directors Stock Option Plan

  The 1996 Directors Stock Option Plan, as amended (the "Directors Plan"), was originally adopted in September 1996 to grant options to those directors of the Company who are not employees or officers of the Company or any subsidiary of the Company. Options are granted at a price per share which is no less than the fair market value of Common Stock at the date of the time of grant. The total number of shares of Common Stock subject to the Directors Plan is 60,000, of which options for 24,800 shares were outstanding at February 28, 1998.

 1997 Employee Stock Purchase Plan

  Effective December 1, 1997, the Company adopted the 1997 Employee Stock Purchase Plan, as amended (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period will begin concurrent with the commencement of this offering and end on December 31, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period. Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

                             CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to October 27, 1997, the Company did not have a separate Compensation Committee or other committee performing equivalent functions. As a result, compensation decisions prior to that time were made by the Company's Board of Directors consisting of Messrs. Serrao, Kelly, Mannion, Reeves and Dr. Swenson. Messrs. Mannion and Reeves serve as the current members of the Company's Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or Compensation Committee.

  The Company and a group of investors (collectively, the "Purchasers") are parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company. The Purchasers include, among others, Mr. Serrao and certain limited partnerships which are affiliated with Summit Partners. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. Summit Partners and its affiliated limited partnerships are hereinafter collectively referred to as "Summit Partners."

  The Company and the Purchasers are parties to a Series A and Series B Preferred Stock Purchase Agreement dated January 8, 1996, as amended (the "Preferred Stock Purchase Agreement"), pursuant to which the Purchasers purchased, in the aggregate, 400,000 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 70,000 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the Preferred Stock Purchase Agreement, the Purchasers purchased an aggregate of 300,000 shares of Common Stock at $0.33 per share. The aggregate purchase price for all Preferred and Common Stock purchased by the Purchasers was $15,000,000. The proceeds from the sale of such shares were used by the Company for the acquisition of dental practices and for general working capital purposes. The following table describes the number of shares of Series A and Series B Preferred Stock and Common Stock purchased by Mr. Serrao and Summit Partners:

                                                NUMBER OF SHARES
                                ------------------------------------------------
                                SERIES A CONVERTIBLE SERIES B REDEEMABLE COMMON
                                  PREFERRED STOCK      PREFERRED STOCK    STOCK
                                -------------------- ------------------- -------
   Gregory A. Serrao...........         2,933                 513          2,200
   Summit Partners.............       349,600              61,180        278,563

  The Series A Convertible Stock will convert into 17,600 and 2,097,599 shares of Common Stock for Mr. Serrao and Summit Partners, respectively, upon completion of this offering. Approximately $7.7 million of the proceeds of this offering will be used to redeem all of the Series B Preferred Stock, including unpaid dividends. See "Use of Proceeds." In connection with such redemption, Mr. Serrao and Summit Partners will receive $57,160 and $6,812,819, respectively. The Preferred Stock Purchase Agreement also grants to the Purchasers preemptive rights with respect to the Company's issuance of certain securities, which rights will expire immediately prior to, and will not apply in connection with, this offering.

  The Company and Summit Partners are parties to a Subordinated Debenture Purchase Agreement dated January 8, 1996, as amended, pursuant to which Summit Partners has committed to purchase up to $15,000,000 of 12% subordinated debentures of the Company (the "Debentures") upon the Company's request. To date, the Company has not requested that Summit Partners purchase any of the Debentures, and the Company does not anticipate that any such request will be made. Furthermore, the obligations of Summit Partners to purchase the Debentures will automatically terminate upon the completion of this offering.

  The Company and the Purchasers are parties to a Registration Rights Agreement dated January 8, 1996, as amended (the "Purchasers Registration Rights Agreement"), pursuant to which the Purchasers have the right, subject to certain restrictions, to cause the Company to effect a registration of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). The Purchasers also have certain "piggy back" registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. The Purchasers have waived their piggy back registration rights in connection with this offering.

  The Company and the Purchasers are parties to a Shareholders' Agreement dated January 8, 1996, as amended (the "Shareholders' Agreement"). The Shareholders' Agreement contains provisions granting the non-management Purchasers (the "Investors") a right of first refusal with respect to stock sales by management Purchasers, including Messrs. Serrao and Levenson, as well as granting the Purchasers "drag-along" and "tag-along" rights under certain circumstances with respect to stock sales to third parties by other Purchasers. Finally, the Shareholders' Agreement contains provisions regarding the composition of the Company's Board of Directors and the rights of Mr. Serrao and Summit Partners to designate certain members to the Board of Directors. The Shareholders' Agreement will terminate immediately prior to the completion of this offering.

  The Company acquired Park pursuant to the terms of an Acquisition and Exchange Agreement effective November 12, 1996 (the "Acquisition Agreement"), among the Company, Park, and all of the shareholders of Park, including Dr. Swenson. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of subordinated promissory notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. The consideration received by Dr. Swenson for the exchange of his Park shares was on a pro rata basis with all other shareholders of Park. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between representatives of the Company and representatives of Park, including Dr. Swenson. Dr. Swenson was elected as a member of the Company's Board of Directors pursuant to the terms of the Acquisition Agreement.

  The Company entered into a registration rights agreement with the former shareholders of Park. This registration rights agreement contains provisions which grant the former shareholders of Park piggy back registration rights, exercisable only after an initial public offering by the Company, in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights. In addition, this registration rights agreement contains a provision under which the former Park shareholders may require registration of their shares of Common Stock (subject to the other general applicable limitations on the Company's registration obligations) on one occasion if and to the extent that they have not otherwise had the opportunity to register their shares during the three-year period following the completion of an initial public offering by the Company.

  The Company entered into a shareholders' agreement with the former shareholders of Park. This agreement provides a right of first refusal in favor of the Company or its assignee with respect to stock sales by such shareholders. This agreement also contains drag-along rights in favor of the Investors with respect to any stock sales by such shareholders to third parties. Finally, so long as the Investors own a majority of the shares of voting stock of the Company or have the right to control the vote of a majority of the shares of such voting stock with respect to the election of the directors of the Company, the former Park shareholders are required to vote all of their Common Stock for the election of the directors of the Company in such manner as may be designated by Investors holding not less than a majority of the shares of such voting stock then owned by all Investors. This shareholders' agreement will terminate immediately prior to the completion of this offering.

  The Company entered into a service agreement with the professional corporation formed by the former dentist shareholders of Park, including Dr. Swenson. This service agreement is on substantially the same terms and conditions as all of the Company's other service agreements. See "Business-- Affiliation Structure--Service Agreement."

INITIAL CAPITALIZATION ARRANGEMENTS

  Mr. Serrao and Summit Partners, of which Mr. Mannion is a general partner, were parties to various agreements and transactions which were entered into in connection with the initial capitalization of the Company.

In addition, Mr. Levenson, the Company's Senior Vice President and Chief Financial Officer, was a party to such agreements and transactions. Pursuant to the Preferred Stock Purchase Agreement, Mr. Levenson purchased 5,600 shares of Series A Convertible Preferred Stock at a price of $19.75 per share and 980 shares of Series B Redeemable Preferred Stock at a price of $100 per share. In addition, in connection with entering into the Preferred Stock Purchase Agreement, Mr. Levenson purchased 4,199 shares of Common Stock at $0.33 per share. The Series A Convertible Stock will convert into 33,600 shares of Common Stock upon completion of this offering. As part of the redemption of the Series B Redeemable Preferred Stock with a portion of the proceeds of this offering, Mr. Levenson will receive $108,869. See "Use of Proceeds." Mr. Levenson is also a party to the Purchasers Registration Rights Agreement and the Shareholders' Agreement, and he is a management Purchaser under the Shareholders' Agreement. Mr. Levenson has waived his piggy back registration rights in connection with this offering. See "--Compensation Committee Interlocks and Insider Participation."

AFFILIATION WITH PARK DENTAL

  Dr. Swenson was a party to various agreements and transactions which were entered into in connection with the Company's affiliation with Park. In addition to Dr. Swenson, Delta Associates, Ltd. ("DAL"), a greater than 5% stockholder of the Company, was a stockholder of Park and received its pro rata share of the consideration paid by the Company for the exchange of its Park stock. DAL is also a party to the registration rights agreement and the shareholders' agreement with the former shareholders of Park. See "-- Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 28, 1998, and as adjusted to reflect the sale of Common Stock offered hereby, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Named Executive Officers; and (iv) all directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, has or shares the power to dispose of or direct the disposition of such security, or has the right to acquire the security within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                             SHARES BENEFICIALLY OWNED(1)
                                            ----------------------------------
                                                          PERCENTAGE OWNED
                                                         ---------------------
                                                          BEFORE      AFTER
                                              NUMBER     OFFERING   OFFERING
                                            ------------ ---------- ----------
Summit Ventures(2).........................    2,376,162      49.2%      34.8%
Martin J. Mannion(2).......................    2,376,162      49.2%      34.8%
Gregory A. Serrao(3)(6)....................      602,880      11.1%       8.5%
Delta Associates, Ltd.(4)..................      378,001       7.8%       5.5%
Dr. Gregory T. Swenson(5)(6)...............      333,885       6.9%       4.9%
Ronald M. Levenson(6)......................      100,709       2.1%       1.5%
George W. Robinson(6)......................       28,020         *          *
Forrest M. Flint(6)........................       20,160         *          *
William H. Bottlinger(6)...................        3,413         *          *
James T. Kelly(6)..........................        1,725         *          *
Derril W. Reeves(6)........................        1,725         *          *
All executive officers and directors as a
 group (11 persons)(7).....................    3,471,207      66.5%      48.0%

--------
 *  less than 1%

(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are exerciable or will become exercisable upon the completion of this offering or within 60 days of the estimated effective date of this offering. As of February 28, 1998, a total of 4,829,012 shares of Common Stock were issued and outstanding and options for 440,881 shares were exercisable.
(2) Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02110.
(3) The address for Mr. Serrao is American Dental Partners, Inc. 301 Edgewater Place, Suite 320, Wakefield, Massachusetts 01880.
(4) Represents shares received by Delta Associates, Ltd. in connection with the Company's affiliation with PDHC, Ltd. The address of Delta Associates, Ltd. is 7807 Creekridge Circle, Minneapolis, Minnesota 55439.
(5) Includes 96,000 shares owned by a family trust. The address for Dr. Swenson is PDHC, Ltd., 6415 Brooklyn Blvd., Minneapolis, Minnesota 55429.

(6) Includes options for 283,808 shares for Mr. Serrao, 4,050 shares for Dr. Swenson, 62,910 shares for Mr. Levenson, 28,020 shares for Mr. Robinson, 20,160 shares for Mr. Flint, 3,413 shares for Mr. Bottlinger, 1,725 shares for Mr. Kelly and 1,725 shares for Mr. Reeves, respectively, which are exercisable or will become exerciseable upon the completion of this offering or within 60 days of the estimated effective date of this offering.

(7) Includes options for 407,611 shares for all executive officers and directors as a group which are exercisable or will become exerciseable upon the completion of this offering or within 60 days of the estimated effective date of this offering.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 26,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). Of the Preferred Stock, 400,000 shares have been designated Series A Convertible Preferred Stock, all of which are currently outstanding and will be converted into an aggregate of 2,400,000 shares of Common Stock upon completion of this offering, and 70,000 shares have been designated Series B Redeemable Preferred Stock, all of which are currently outstanding and will be redeemed upon completion of this offering. Upon the closing of this offering, the Series A Convertible Preferred Stock and the Series B Redeemable Preferred Stock will be restored to the status of undesignated preferred stock available for issuance. As of the date hereof, there were 4,829,012 shares of Common Stock outstanding, which assumes conversion of the Series A Convertible Preferred Stock, and as of the completion of this offering there will be 6,829,012 shares of Common Stock outstanding.

 Common Stock

  The holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to preemptive rights or to cumulative voting for the election of directors. Subject to any senior rights of the Preferred Stock which may from time to time be outstanding, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon dissolution and liquidation of the Company, holders of the Common Stock are entitled to a ratable share of the net assets of the Company remaining after payments to creditors of the Company and to the holders of the Preferred Stock of the full preferential amounts to which they may be entitled. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

 Preferred Stock

  The Preferred Stock may be issued in one or more series as determined by the Board of Directors without further stockholder approval, and the Board of Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences of the Preferred Stock, and to fix and determine the variations among series of the Preferred Stock. If any Preferred Stock is issued following this offering, such Preferred Stock would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation and dissolution. The Preferred Stock may be subject to repurchase or redemption by the Company. The Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of which could be used by the Board of Directors in defense of a hostile takeover of the Company.

 Certain Provisions of Certificate of Incorporation and By-laws

  The Certificate of Incorporation and By-laws provide that directors may not be removed from office by the stockholders except by the affirmative vote of stockholders exercising at least two-thirds of the voting power in the election of directors; provided that if two-thirds of the entire Board of Directors recommend to the stockholders that a director be removed, then such director may be removed by the stockholders exercising at least a majority of the voting power in the election of directors. The Certificate of Incorporation requires all actions by stockholders to be taken at annual or special meetings. The By-laws divide the Board of Directors into three classes, each with a term of three years, with the term of one class expiring each year. No provision of the Certificate of Incorporation nor certain provisions of the By-laws, including those relating to indemnification and election and removal of directors, may be altered, amended or repealed nor may any inconsistent provision be adopted except by the affirmative vote of stockholders exercising at least two-thirds of the voting power of the Company; provided that if any such action was previously approved by at least two-thirds of the directors, then such action may be taken by the stockholders exercising a majority of the voting power. The By-laws also provide than any vacancy on the Board of Directors may be filled by a majority of the directors than in office even though less than a quorum exits. The foregoing provisions could have an anti-takeover effect by delaying, averting or preventing a change in control or management of the Company.

 Statutory Business Combination Provision

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

 Transfer Agent and Registrar

  The Company has selected BankBoston, N.A. as the transfer agent and registrar for its Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

SALES OF RESTRICTED SHARES

  Upon completion of the offering, the Company will have a total of 6,829,012 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell such shares under Rule 144 under the Securities Act. The remaining 4,829,012 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.

  Of the Restricted Shares, 4,654,731 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus. All such shares are subject to the lock-up agreements described below. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 68,290 shares upon completion of the offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144 (k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Upon completion of this offering, the Company will have options for 440,881 shares of Common Stock outstanding and exercisable. Under Rule 701 promulgated under the Securities Act, shares of Common Stock acquired pursuant to the exercise of these options may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period requirements.

LOCK-UP AGREEMENTS

  All of the stockholders of the Company, including the executive officers and directors, who will own in the aggregate 4,829,012 shares of Common Stock after the offering, have agreed that they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock of any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180-day period following the date of this Prospectus, except for certain permitted transfers or with the prior written consent of BT Alex. Brown Incorporated.

STOCK OPTION AND PURCHASE PLANS

  As of February 28, 1998, 1,503,606 shares of Common Stock were reserved for issuance under the Company's stock plans, of which 1,190,084 shares were issuable upon the exercise of outstanding stock options, and 200,000 shares of Common Stock were reserved for issuance under the Employee Stock Purchase Plan. See "Management--Stock Plans." The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to its stock option and stock purchase plans. The Company expects to file these registration statements within approximately 90 days following the date of this Prospectus and such registration statements will become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

REGISTRATION RIGHTS

  The holders of 4,259,982 shares of Common Stock have the right under certain circumstances to require the Company to register their shares under the Securities Act for resale to the public, and holders of approximately 4,794,212 shares have the right to include their shares in a registration statement filed by the Company. See "Certain Transactions."

SHELF REGISTRATION FOR FUTURE AFFILIATIONS

  The Company intends to register 750,000 shares of Common Stock under a shelf registration for use in connection with future affiliations. These shares generally will be eligible for resale in compliance with the volume and manner-of-sale restrictions of Rule 145 after their issuance, unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will contractually restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time. Initially, the Company will issue such shares subject to a lock-up period of up to 180 days following the date of this Prospectus.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, BT Alex. Brown Incorporated, BancAmerica Robertson Stephens and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                        NUMBER
                                                                       OF SHARES
                                                                       ---------
     BT Alex. Brown Incorporated......................................
     BancAmerica Robertson Stephens...................................
     Piper Jaffray Inc................................................
                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $    per share to certain other dealers. After commencement
of this offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 2,000,000, and the Company will be obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters and the Company regarding certain liabilities, including liabilities under the Securities Act.

  To facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

  The Company has agreed that it will not sell or offer any shares of Common Stock or options, rights or warrants to acquire any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except for shares issued: (i) in connection with acquisitions, provided that the recipients agree not to sell or dispose of such shares during the 180-day period; (ii) pursuant to the exercise of options granted under the Company's stock plans; and (iii) upon conversion of shares of Series A Convertible Preferred Stock. Further, the Company's directors, officers, and all other stockholders, who beneficially own 4,829,012 shares in the aggregate, have agreed not to directly or indirectly sell or offer for sale or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus, except for certain permitted transfers or with the prior written consent of BT Alex. Brown Incorporated.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

PRICE OF THIS OFFERING

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

                           VALIDITY OF COMMON STOCK

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Columbus, Ohio. Certain legal matters related to the offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Gary A. Wadman, a partner of Baker & Hostetler LLP, is the Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of American Dental Partners, Inc. as of December 31, 1996 and 1997 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Orthocare Companies as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission ("SEC") a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contact, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--UNAUDITED PRO FORMA
 CONSOLIDATED FINANCIAL INFORMATION
  Introduction to Unaudited Pro Forma Consolidated Financial
   Information...........................................................  F-2
  Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1997....  F-3
  Unaudited Pro Forma Consolidated Statement of Operations for the Year
   Ended December 31, 1997...............................................  F-4
  Notes to Unaudited Pro Forma Consolidated Financial Information........  F-5
AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--CONSOLIDATED FINANCIAL
 STATEMENTS
  Independent Auditors' Report...........................................  F-6
  Consolidated Balance Sheets as of December 31, 1996 and 1997...........  F-7
  Consolidated Statements of Operations for the Years Ended December 31,
   1996 and 1997.........................................................  F-8
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1996 and 1997............................................  F-9
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1996 and 1997......................................................... F-10
  Notes to Consolidated Financial Statements............................. F-11

AMERICAN DENTAL PARTNERS, INC. AND SUBSIDIARIES--ACQUISITIONS AND AFFILIATIONS THE ORTHOCARE COMPANIES

  The combined financial information presented for The Orthocare Companies presents the financial position and results of operations of the dental group practice that provides orthodontic services, an MSO and a related entity that arranges for orthodontic services for insurance companies, all of which were under common ownership prior to their affiliation with the Company. After affiliation, the dentists employees formed a new PC which affiliated with the MSO and the related entity became a wholly-owned subsidiary of the Company. These financial statements are presented for information purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved by The Orthocare Companies pursuant to the service agreement with the Company, had such service agreement been in place during the periods presented. The information should be read in conjunction with "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Unaudited Pro forma Consolidated Financial Information and the Consolidated Financial Statements of the Company.

Financial Information
  Independent Auditors' Report............................................ F-25
  Combined Balance Sheets as of December 31, 1996 and September 30, 1997.. F-26
  Combined Statements of Operations for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997........................... F-27
  Combined Statements of Stockholders' Equity for the Year Ended December
   31, 1996 and the Nine Months Ended September 30, 1997.................. F-28
  Combined Statements of Cash Flows for the Year Ended December 31, 1996
   and the Nine Months Ended September 30, 1997........................... F-29
  Notes to Combined Financial Statements.................................. F-30

                        AMERICAN DENTAL PARTNERS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

  During 1996, the Company acquired substantially all the assets of three dental practices, except those required by law to be owned or maintained by dentists, and simultaneously entered into 40-year service agreements with the affiliated dental groups. During 1997, the Company acquired substantially all the assets of six dental practices and a related entity associated with one of these practices and simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). These transactions are referred to as the "1997 Transactions." In January 1998, the Company acquired substantially all the assets of a dental practice and simultaneously entered into a 40-year service agreement with the affiliated dental group. This transaction is referred to as the "1998 Transaction."

  The unaudited pro forma consolidated balance sheet at December 31, 1997 gives effect to (i) the 1998 Transaction completed subsequent to December 31, 1997, as if this transaction occurred on December 31, 1997 and (ii) this offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," as if completed on December 31, 1997.

  The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to (i) the 1997 Transactions and the 1998 Transaction and (ii) the effect of this offering and the application of the estimated net proceeds therefrom, as if all of these events had occurred on January 1, 1997.

  The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates or to project the Company's financial position or results of operations for any future period. The unaudited pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto for American Dental Partners, Inc. and the Combined Financial Statements for the Orthocare Companies included elsewhere in this Prospectus.

                         AMERICAN DENTAL PARTNERS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                   ACQUISITION     PRO       OFFERING      PRO FORMA
                         ACTUAL   ADJUSTMENTS(1)  FORMA   ADJUSTMENTS(2)  AS ADJUSTED
                         -------  -------------- -------  --------------  -----------
ASSETS
Current assets:
  Cash and cash
   equivalents.........  $ 4,675     $(2,908)    $ 1,767     $   741        $ 2,508
  Accounts receivable..      101         --          101         --             101
  Receivables due from
   affiliated
   practices...........    3,207         --        3,207         --           3,207
  Inventories..........      387         --          387         --             387
  Prepaid expenses and
   other receivables...    1,631         --        1,631        (557)         1,074
                         -------     -------     -------     -------        -------
    Total current
     assets............   10,001      (2,908)      7,093         184          7,277
                         -------     -------     -------     -------        -------
Property and equipment,
 net...................    8,752         489       9,241         --           9,241
                         -------     -------     -------     -------        -------
Non-current assets:
  Intangible assets,
   net.................   28,975       3,539      32,514         --          32,514
  Other assets.........      231         --          231         --             231
                         -------     -------     -------     -------        -------
    Total non-current
     assets............   29,206       3,539      32,745         --          32,745
                         -------     -------     -------     -------        -------
    Total assets.......  $47,959     $ 1,120     $49,079     $   184        $49,263
                         =======     =======     =======     =======        =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable.....  $ 2,618     $    76     $ 2,694     $   --         $ 2,694
  Accrued compensation,
   benefits and taxes..    3,001         125       3,126         --           3,126
  Accrued expenses.....    2,666         173       2,839         --           2,839
  Income taxes
   payable.............      183         --          183         --             183
  Current maturities of
   debt................      774          71         845         --             845
                         -------     -------     -------     -------        -------
    Total current
     liabilities.......    9,242         445       9,687         --           9,687
                         -------     -------     -------     -------        -------
Non-current
 liabilities:
  Long-term debt.......   21,253         429      21,682     (16,700)         4,982
  Deferred income tax
   liability...........      231         --          231         --             231
  Other liabilities....       27         --           27         --              27
                         -------     -------     -------     -------        -------
    Total non-current
     liabilities.......   21,511         429      21,940     (16,700)         5,240
                         -------     -------     -------     -------        -------
    Total liabilities..   30,753         874      31,627     (16,700)        14,927
                         -------     -------     -------     -------        -------
Series A convertible
 preferred stock.......    8,641         --        8,641      (8,641)(3)        --
Series B redeemable
 preferred stock.......    7,656         --        7,656      (7,656)           --
Stockholders' equity:
  Preferred Stock......      --          --          --          --             --
  Common stock.........       24         --           24          44 (3)         68
  Additional paid-in
   capital.............    2,307         246       2,553      33,137 (3)     35,690
  Unearned
   compensation........      (49)        --          (49)        --             (49)
  Accumulated deficit..   (1,373)        --       (1,373)        --          (1,373)
                         -------     -------     -------     -------        -------
    Total stockholders'
     equity............      909         246       1,155      33,181         34,336
                         -------     -------     -------     -------        -------
    Total liabilities
     and stockholders'
     equity............  $47,959     $ 1,120     $49,079     $   184        $49,263
                         =======     =======     =======     =======        =======

      See accompanying notes to unaudited pro forma consolidated financial information.

                         AMERICAN DENTAL PARTNERS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   ACQUISITION     PRO       OFFERING     PRO FORMA
                         ACTUAL   ADJUSTMENTS(4)  FORMA   ADJUSTMENTS(5) AS ADJUSTED
                         -------  -------------- -------  -------------- -----------
Net revenue............. $53,270     $15,269     $68,539     $   --        $68,539
                         -------     -------     -------     -------       -------
Operating expenses:
  Salaries and
   benefits.............  28,438       8,260      36,698         --         36,698
  Lab fees and dental
   supplies.............   6,435       1,813       8,248         --          8,248
  Office occupancy......   4,814       1,195       6,009         --          6,009
  Other operating
   expenses.............   6,264       1,229       7,493         --          7,493
  General corporate
   expenses.............   3,337         --        3,337         --          3,337
  Depreciation..........   1,580         211       1,791         --          1,791
  Amortization of
   intangibles..........     645         690       1,335         --          1,335
                         -------     -------     -------     -------       -------
    Total operating
     expenses...........  51,513      13,398      64,911         --         64,911
                         -------     -------     -------     -------       -------
Earnings from
 operations.............   1,757       1,871       3,628         --          3,628
  Interest expense
   (income), net........     563       1,431       1,994      (1,367)          627
                         -------     -------     -------     -------       -------
Earnings before income
 taxes..................   1,194         440       1,634       1,367         3,001
  Income taxes..........     124         538         662         553         1,215
                         -------     -------     -------     -------       -------
  Net earnings ......... $ 1,070     $   (98)    $   972     $   814       $ 1,786
                         =======     =======     =======     =======       =======
Net earnings (loss) per
 common share:(6)(7)
  Basic................. $ (0.05)                $ (0.09)                  $  0.26
  Diluted............... $ (0.05)                $ (0.09)                  $  0.25
Weighted average common
 shares
 outstanding:(6)(7)
  Basic.................   2,273                   2,429                     6,815
  Diluted...............   2,273                   2,429                     7,007


      See accompanying notes to unaudited pro forma consolidated financial information.

                        AMERICAN DENTAL PARTNERS, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 1997

  (1) To include the 1998 Transaction which occurred subsequent to December 31, 1997. The aggregate consideration for this transaction consisted of approximately $2.6 million in cash, $0.5 million in subordinated promissory notes and 34,800 shares of the Company's Common Stock.

  (2) Gives effect to the sale of 2,000,000 shares of Common Stock at an assumed initial public offering price of $14.00 per share and receipt and application of the net proceeds therefrom, estimated to be approximately $24,540,000 after deducting underwriting discounts and commissions and offering expenses, to (i) redeem the Series B Redeemable Preferred Stock in the amount of $7,656,000 and (ii) repay indebtedness of $16,700,000 under the revolving credit facility.

  (3) Gives effect to the conversion of 400,000 shares Series A Convertible Preferred Stock into 2,400,000 shares of Common Stock.





UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997

  (4) To include the effects of the 1997 Transactions and the 1998 Transaction as if such transactions occurred on January 1, 1997, including: (i) the impact of applying the Company's service fee to the historical adjusted gross revenue of each dental practice in accordance with the service agreements entered into between the Company and the affiliated dental practices, as if such service agreements were in place at the beginning of the periods presented; (ii) increased interest expense of $1,431,000; (iii) increased amortization of intangibles of $690,000 and (iv) increased tax expense associated with these transactions of $538,000. The Company believes that any changes in the dentist-owner's incentive structure in connection with the transactions are unlikely to have affected the conduct of the dental practices in an adverse manner.

  (5) Gives effect to the offering of 1,986,000 shares which would have been necessary to redeem the Series B Redeemable Preferred Stock of $7,656,000, to pay the $16,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,500,000 of offering costs, which include primarily accounting fees, legal fees, printing costs and other costs directly attributable to the offering. Also includes an increase in income tax expense as a result of the increase in earnings before income taxes to arrive at an effective rate of 40.5% on a pro forma as adjusted basis.

  (6) Pro forma earnings (loss) per share reflects actual weighted average shares and an increase in weighted average shares of 156,000 to reflect the shares issued in connection with the 1997 Transactions and the 1998 Transaction to arrive at pro forma earnings per share.

  (7) Pro forma as adjusted earnings per share includes the issuance of an additional 1,986,000 shares which would have been necessary to redeem the Series B Redeemable Preferred Stock of $7,656,000, to pay the $16,700,000 in outstanding indebtedness under the Company's revolving credit facility and to pay approximately $1,500,000 of offering costs, which include primarily accounting fees, legal fees, printing costs and other costs directly attributable to the offering.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Dental Partners, Inc.:

  We have audited the accompanying consolidated balance sheets of American Dental Partners, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dental Partners, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
February 6, 1998

                         AMERICAN DENTAL PARTNERS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 5,836  $ 4,675
  Accounts receivable........................................     996      101
  Receivables due from affiliated practices..................   1,595    3,207
  Inventories................................................     174      387
  Prepaid expenses and other receivables.....................   1,405    1,631
                                                              -------  -------
    Total current assets.....................................  10,006   10,001
                                                              -------  -------
Property and equipment, net..................................   5,943    8,752
                                                              -------  -------
Non-current assets:
  Intangible assets, net.....................................   9,173   28,975
  Other assets...............................................     172      231
                                                              -------  -------
    Total non-current assets.................................   9,345   29,206
                                                              -------  -------
    Total assets............................................. $25,294  $47,959
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $ 1,730  $ 2,618
  Accrued compensation, benefits and taxes...................   2,154    3,001
  Accrued expenses...........................................   2,396    2,666
  Income taxes payable.......................................     --       183
  Current maturities of debt.................................     537      774
                                                              -------  -------
    Total current liabilities................................   6,817    9,242
                                                              -------  -------
Non-current liabilities:
  Long-term debt.............................................   3,063   21,253
  Deferred income tax liability..............................     --       231
  Other liabilities..........................................     145       27
                                                              -------  -------
    Total non-current liabilities............................   3,208   21,511
                                                              -------  -------
    Total liabilities........................................  10,025   30,753
                                                              -------  -------
Series A convertible preferred stock, par value $0.01 per
 share, 400,000 shares authorized, issued and outstanding....   8,009    8,641
Series B redeemable preferred stock, par value $0.01 per
 share, 70,000 shares authorized, issued and outstanding.....   7,096    7,656
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 530,000 shares
   authorized, no shares issued or outstanding...............     --       --
  Common stock, par value $0.01 per share, 25,000,000 shares authorized, 2,213,384 and 2,394,212 shares issued and
   outstanding...............................................      22       24
  Additional paid-in capital.................................   2,659    2,307
  Unearned compensation......................................     (74)     (49)
  Accumulated deficit........................................  (2,443)  (1,373)
                                                              -------  -------
    Total stockholders' equity...............................     164      909
                                                              -------  -------
Commitments and contingencies
    Total liabilities and stockholders' equity............... $25,294  $47,959
                                                              =======  =======

          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
Net revenue.................................................. $ 3,933  $53,270
                                                              -------  -------
Operating expenses:
  Salaries and benefits......................................   2,098   28,438
  Lab fees and dental supplies...............................     534    6,435
  Office occupancy...........................................     389    4,814
  Other operating expenses...................................     773    6,264
  General corporate expenses.................................   2,395    3,337
  Depreciation...............................................     177    1,580
  Amortization of intangibles................................      48      645
                                                              -------  -------
    Total operating expenses.................................   6,414   51,513
                                                              -------  -------
Earnings (loss) from operations..............................  (2,481)   1,757
  Interest expense (income), net.............................     (38)     563
                                                              -------  -------
Earnings (loss) before income taxes..........................  (2,443)   1,194
  Income taxes...............................................     --       124
                                                              -------  -------
  Net earnings (loss)........................................ $(2,443) $ 1,070
                                                              =======  =======
Net loss per common share:
  Basic...................................................... $ (3.45) $ (0.05)
  Diluted.................................................... $ (3.45) $ (0.05)
Weighted average common shares outstanding:
  Basic......................................................     768    2,273
  Diluted....................................................     768    2,273


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                         COMMON STOCK  ADDITIONAL                              TOTAL
                         -------------  PAID-IN     UNEARNED   ACCUMULATED STOCKHOLDERS'
                         SHARES AMOUNT  CAPITAL   COMPENSATION   DEFICIT      EQUITY
                         ------ ------ ---------- ------------ ----------- -------------
Balance at January 1,
 1996...................   --   $ --     $  --       $ --        $   --       $  --
  Issuance of common
   stock for
   acquisitions......... 1,613     16     2,673        --            --        2,689
  Sale of common stock..   600      6       191        (97)          --          100
  Amortization of
   unearned
   compensation.........   --     --        --          23           --           23
  Dividends on Series A
   convertible preferred
   stock................   --     --       (109)       --            --         (109)
  Dividends on Series B
   redeemable preferred
   stock................   --     --        (96)       --            --          (96)
  Net loss..............   --     --        --         --         (2,443)     (2,443)
                         -----  -----    ------      -----       -------      ------
Balance at December 31,
 1996................... 2,213     22     2,659        (74)       (2,443)        164
  Issuance of common
   stock for
   acquisitions.........   181      2       840        --            --          842
  Amortization of
   unearned
   compensation.........   --     --        --          25           --           25
  Dividends on Series A
   convertible preferred
   stock................   --     --       (632)       --            --         (632)
  Dividends on Series B
   redeemable preferred
   stock................   --     --       (560)       --            --         (560)
  Net earnings..........   --     --        --         --          1,070       1,070
                         -----  -----    ------      -----       -------      ------
Balance at December 31,
 1997................... 2,394  $  24    $2,307      $ (49)      $(1,373)     $  909
                         =====  =====    ======      =====       =======      ======


          See accompanying notes to consolidated financial statements.

                         AMERICAN DENTAL PARTNERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                         1996         1997
                                                     ------------  ------------
Cash flows from operating activities:
  Net earnings (loss)............................... $     (2,443) $     1,070
  Adjustments to reconcile net earnings (loss) to
   net cash provided by (used for) operating
   activities:
    Depreciation....................................          177        1,580
    Amortization of intangible assets...............           48          645
    Other amortization..............................           23           54
    Changes in assets and liabilities, net of
     acquisitions and affiliations:
      Accounts receivable...........................        1,417        1,871
      Receivables due from affiliated practices.....       (1,707)      (1,801)
      Other current assets..........................          237          (37)
      Accounts payable and accrued expenses.........          941       (1,865)
      Accrued compensation, benefits and taxes......         (232)         384
                                                     ------------  -----------
        Net cash provided by (used for) operating
         activities.................................       (1,539)       1,901
                                                     ------------  -----------
Cash flows from investing activities:
  Acquisitions and affiliations, net of cash
   acquired.........................................       (6,632)     (14,878)
  Capital expenditures, net.........................         (386)      (3,212)
  Other assets......................................          140          113
                                                     ------------  -----------
        Net cash used for investing activities......       (6,878)     (17,977)
                                                     ------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of Series A convertible
   preferred stock..................................        7,900          --
  Proceeds from issuance of Series B redeemable
   preferred stock..................................        7,000          --
  Proceeds from issuance of common stock............          100          --
  Borrowings under revolving line of credit, net....          --        16,700
  Repayment of borrowings...........................         (747)      (1,543)
  Payment of debt issuance costs....................          --          (242)
                                                     ------------  -----------
        Net cash provided by financing activities...       14,253       14,915
                                                     ------------  -----------
Increase (decrease) in cash and cash equivalents....        5,836       (1,161)
Cash and cash equivalents at beginning of year......          --         5,836
                                                     ------------  -----------
Cash and cash equivalents at end of year............ $      5,836  $     4,675
                                                     ============  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest............ $          3  $       470
                                                     ============  ===========
  Cash paid during the year for income taxes........ $        --   $       344
                                                     ============  ===========
Acquisitions and Affiliations:
  Assets acquired................................... $     20,099  $    24,693
  Liabilities assumed and issued....................      (10,063)      (7,054)
  Common stock issued...............................       (2,689)        (842)
                                                     ------------  -----------
  Cash paid.........................................        7,347       16,797
  Less cash acquired................................         (715)      (1,919)
                                                     ------------  -----------
        Net cash paid for acquisitions and
         affiliations............................... $      6,632  $    14,878
                                                     ============  ===========

          See accompanying notes to consolidated financial statements.

                        AMERICAN DENTAL PARTNERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS

  American Dental Partners, Inc. (the "Company") was formed in December 1995 to provide management services to dental practices and commenced operations in January 1996. The Company acquires substantially all the assets of the dental practices with which it affiliates, except those required by law to be owned or maintained by dentists (such as third party contracts, certain governmental receivables and patient records), and enters into long-term service agreements with these affiliated dental practices. The Company provides all services necessary for the administration of the non-clinical aspects of the dental operations. Services provided to the affiliated dental practices include assistance with information systems, budgeting, financial reporting, facilities management, third-party payor contracting, supplies and equipment procurement, billing and collecting accounts receivable, marketing and recruiting, hiring and training support staff.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The Company does not own any interests in or control the activities of the affiliated dental practices. Accordingly, the consolidated financial statements of the affiliated dental practices are not consolidated with those of the Company.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, receivables due from affiliated practices, accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value because the interest rates approximate rates at which similar types of borrowing arrangements could be obtained by the Company.

 Net Revenue

  The Company's net revenue represents the aggregate amounts charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for expenses incurred on their behalf in connection with the operation and administration of the dental

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

facilities and pay fees to the Company for its management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. Additionally, the Company's net revenue includes amounts from third party payors related to the arrangement of the provision of care to patients. The Company records all revenue monthly as earned.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 30-40 years for buildings, 3-7 years for equipment and 3-7 years for furniture and fixtures.

  Property and equipment under capital leases are stated at the present value of minimum lease payments at inception of the lease. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of assets subject to capital leases is included in depreciation expense.

 Intangible Assets

  Identifiable intangible assets result from management service agreements with the affiliated dental groups and goodwill associated with the Company's acquisition. The estimated fair value of the management service agreements is the excess of the purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed of dental practices. Intangible assets associated with management service agreements and goodwill are amortized over 25 years. In the event a management service agreement is terminated, the related affiliated dental practice is required to purchase, at the Company's option, the unamortized balance of intangible assets at the current book value, as well as all related other assets associated with the affiliated dental practice. Accumulated amortization amounted to $28,000 and $673,000 at December 31, 1996 and 1997, respectively.

  The Company reviews the carrying value of intangible assets on an entity by entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the practices' market position, reputation, profitability and geographical penetration. If conditions are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value.

 Income Taxes

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

 Stock Option Plans

  Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, allows companies to recognize expense for the fair value of stock-based awards or to continue to

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the effects of SFAS 123 as if the fair-value-based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense is recognized only if on the measurement date the fair value of the underlying stock exceeds the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

 Earnings Per Share

  Earnings per share are computed based on Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

 EITF Issue No. 97-2

  The Emerging Issues Task Force ("EITF") has issued EITF Issue No. 97-2 which addresses certain matters relating to the physician practice management industry, which include the criteria for the consolidation of professional service corporation revenue and the accounting for business combinations. The Company believes that this EITF issue will not have any material impact on the Company's consolidated financial statements.

(3) ACCOUNTS RECEIVABLE AND NET REVENUE

 Accounts Receivable

  Accounts receivable represent amounts due from patients and third party payors for dental services provided by affiliated dental practices that were outstanding at the time the Company acquired the assets of the practice.

 Receivables Due From Affiliated Dental Practices

  Receivables due from affiliated practices represent amounts due pursuant to the terms of the service agreements as described below.

  The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The additional fee is determined by a comparison of the actual financial performance of the affiliated dental group practice in relation to its budget.

 Net Revenue

  The Company's net revenue represents the aggregate fees charged to affiliated dental practices pursuant to the terms of the service agreements. Under such agreements, the affiliated dental practices reimburse the Company for actual expenses incurred on their behalf in connection with the operation and administration of the dental facilities and pay fees to the Company for its management services. The Company's service fees typically consist of a fixed monthly fee and an additional variable fee. The fixed monthly fee is determined prior to each affiliation and annually thereafter by agreement of the Company and the affiliated dental group in a formal budgeting process. To the extent that there is operating income after payment of the fixed monthly fee,

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

reimbursement of expenses incurred in connection with the operation and administration of the dental facilities and payment of provider expenses, an additional variable fee is paid to the Company in the amount of such excess up to budgeted operating income and 50% of such excess over budgeted operating income. The Company records this revenue monthly as earned. For the year ended December 31, 1997, the total amount of service fees earned under the Company's service agreements ranged from approximately 9% of the adjusted gross revenue of one PC to approximately 25% of the adjusted gross revenue of another PC. The amount of the variable fee ranged from 0% of the adjusted gross revenue of one PC to approximately 4% of the adjusted gross revenue of another PC. For the years ended December 31, 1996 and 1997, net revenue consisted of the following:

                                                                   1996   1997
                                                                  ------ -------
                                                                  (IN THOUSANDS)
     Reimbursement of expenses:
      Rent expense..............................................  $  267 $ 3,476
      Other operating expenses..................................   2,908  32,910
                                                                  ------ -------
      Total reimbursement of expenses...........................   3,175  36,386
                                                                  ------ -------
     Management service fees:
      Monthly fee...............................................     720  10,724
      Additional variable fee...................................     --    1,332
                                                                  ------ -------
      Total management service fees.............................     720  12,056
                                                                  ------ -------
      Net revenue earned by the company under service agree-
       ments....................................................   3,895  48,442
     Revenue related to the arrangement of the provision of care
      to patients...............................................      38   4,828
                                                                  ------ -------
      Total net revenue.........................................  $3,933 $53,270
                                                                  ====== =======

 Revenue--Affiliated Dental Practices

  The affiliated dental practices record revenue at established rates reduced by contractual adjustments and allowances for doubtful accounts to arrive at adjusted gross revenue. Contractual adjustments represent the difference between gross billable charges at established rates and the portion of those charges allowable by third party payors pursuant to certain reimbursement and managed care contracts.

  The Company does not consolidate the financial statements of its affiliated dental practices with those of the Company. The adjusted gross revenue and amounts retained by the affiliated dental practices are presented below for illustrative purposes only:

                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                           1996                   1997
                                   --------------------- ----------------------
                                    PARK  ALL AFFILIATED  PARK   ALL AFFILIATED
                                   DENTAL   PRACTICES    DENTAL    PRACTICES
                                   ------ -------------- ------- --------------
                                                  (IN THOUSANDS)
Adjusted gross revenue--
 affiliated dental practices.....  $4,459     $4,920     $38,515    $64,492
Amounts retained by affiliated
 dental practices................     858      1,025       8,461     16,050
                                   ------     ------     -------    -------
Net revenue earned by the Company
 under service agreements........  $3,601     $3,895     $30,054    $48,442
                                   ======     ======     =======    =======

(4) ACQUISITIONS AND AFFILIATIONS

  During the year ended December 31, 1996, the Company acquired substantially all the assets of three dental practices and simultaneously entered into 40-year service agreements with the affiliated dental groups. The

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

aggregate purchase price paid in connection with these transactions (the "1996 Transactions") consisted of approximately $7.3 million in cash, $2.2 million in subordinated promissory notes and 1,613,400 shares of Common Stock.

  During the year ended December 31, 1997, the Company acquired substantially all the assets of six dental practices and a related entity associated with one of these practices, Orthocare, Ltd., (now a wholly-owned subsidiary), which contracts with third party payors and orthodontic providers to arrange for the provision of orthodontic care to patients insured by such third party payors. The Company simultaneously entered into 40-year service agreements with four of the affiliated dental groups (two practices joined existing affiliates). The aggregate purchase price paid in connection with these transactions consisted of approximately $16.8 million in cash, $2.4 million in subordinated promissory notes and 180,834 shares of Common Stock. All transactions completed in 1997 are referred to as the "1997 Transactions."

  The 1996 and 1997 Transactions are as follows.

     DATE                                AFFILIATED DENTAL GROUP    LOCATION
     ----                                ----------------------- ---------------
     November 1996...................... Park Dental             Minneapolis, MN
     December 1996...................... Longhorn Dental         Austin, TX
     December 1996...................... Smileage Dental Care    Milwaukee, WI
     March 1997......................... Malcolm R. Scott D.D.S. San Marcos, TX
     March 1997......................... Lakeside Dental Care    Metaire, LA
     May 1997........................... Soster Dental Group     Pittsburgh, PA
     July 1997.......................... Northpoint Dental Group Milwaukee, WI
     October 1997....................... Wilkens Dental Group    Milwaukee, WI
     October 1997....................... Orthocare Group         Minneapolis, MN

   The accompanying consolidated financial statements include the results of operations under the service agreements from the date of acquisition. The excess of the purchase price associated with all of the 1996 and 1997 Transactions over the estimated fair value of net assets acquired has been recorded as intangible assets which are summarized as follows:

                                                                     AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
     Fair value of total consideration paid....................     $32,249
     Fair value of net tangible assets acquired and liabilities
      assumed..................................................       2,601
                                                                    -------
     Excess of fair value of the consideration paid over the
      fair value of net tangible assets acquired...............     $29,648
                                                                    =======
     The excess of the fair value of the consideration paid
      over the fair value of the net tangible assets acquired
      has been allocated as follows:
     Service agreements associated with affiliations...........     $26,257
     Goodwill associated with the acquisition..................       3,391
                                                                    -------
                                                                    $29,648
                                                                    =======

  If the acquisition of Orthocare, Ltd., which was accounted for as a purchase, occurred on January 1, 1996, the Company's unaudited net revenue, earnings (loss) before income taxes, net earnings (loss) and net loss per share would have been $7,661,000, $(2,465,000), $(2,465,000) and $(3.24) per share, respectively, for the year ended December 31, 1996 and $56,346,000, $1,248,000, $1,118,000, and $(0.03) per share for the year ended December 31, 1997, respectively. Such pro forma financial information reflects certain adjustments, including

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

amortization of intangibles, income tax effects and an increase in the weighted average shares outstanding. This unaudited pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition taken place at the beginning of 1996 and is not necessarily indicative of results that may be obtained in the future.

  Subsequent to December 31, 1997, the Company acquired substantially all the assets of a dental practice and simultaneously entered into a 40-year service agreement with the affiliated dental group. The aggregate purchase price paid in connection with this transaction consisted of approximately $2.6 million in cash, $0.5 million in subordinated promissory notes and 34,800 shares of the Company's Common Stock. This transaction is referred to as the "1998 Transaction."

(5) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31:

                                                                1996     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
     Land, buildings and leasehold improvements............... $ 3,938  $ 6,376
     Equipment................................................   3,768    6,191
     Furniture and fixtures...................................   1,450    2,868
                                                               -------  -------
     Total property and equipment.............................   9,156   15,435
     Less accumulated depreciation............................  (3,213)  (6,683)
                                                               -------  -------
     Property and equipment, net.............................. $ 5,943  $ 8,752
                                                               =======  =======

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2009. Rent expense for the years ended December 31, 1996 and 1997 amounted to $319,000 and $3,926,000, respectively, of which $267,000 and $3,476,000 were reimbursed under service agreements. The Company has several leases with stockholders that were assumed in connection with its 1996 and 1997 Transactions. Such amounts are generally reimbursed pursuant to the terms of the service agreements.

  Minimum future rental payments under non-cancelable operating leases and amounts to be reimbursed under service agreements as of December 31, 1997 are as follows:

                                                            AMOUNT TO BE
                                                     TOTAL   REIMBURSED
                                                    AMOUNT  UNDER SERVICE  NET
                                                      DUE    AGREEMENTS   AMOUNT
                                                    ------- ------------- ------
                                                           (IN THOUSANDS)
   1998............................................ $ 3,843    $ 3,622     $221
   1999............................................   3,283      3,134      149
   2000............................................   2,566      2,459      107
   2001............................................   1,913      1,805      108
   2002............................................   1,417      1,402       15
   Thereafter......................................   4,097      4,097      --
                                                    -------    -------     ----
     Total minimum lease payments.................. $17,119    $16,519     $600
                                                    =======    =======     ====

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


(6) INCOME TAXES

  Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31 consists of the following:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Current:
     Federal.................................................... $   --  $   54
     State......................................................     --     102
                                                                 ------- ------
                                                                 $   --  $  156
                                                                 ======= ======
   Deferred:
     Federal.................................................... $   --  $  (32)
     State......................................................     --     --
                                                                 ------- ------
                                                                 $   --  $  (32)
                                                                 ======= ======
     Total income taxes......................................... $   --  $  124
                                                                 ======= ======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31 are as follows:

                                                               1996     1997
                                                              -------  -------
                                                              (IN THOUSANDS)
   Deferred tax assets:
     Operating loss and other carryforwards.................. $ 1,446  $   989
     Property and equipment..................................     366      566
     Organization and start-up costs.........................     251      243
     Accrued expenses and other liabilities..................     831      730
     Other...................................................     168      --
                                                              -------  -------
     Total gross deferred tax assets.........................   3,062    2,528
     Valuation allowance.....................................  (3,062)  (2,454)
                                                              -------  -------
     Net deferred tax assets................................. $   --   $    74
                                                              -------  -------
   Deferred tax liabilities:
     Intangibles............................................. $   --   $   (16)
     Other...................................................     --      (289)
                                                              -------  -------
     Total gross deferred tax liabilities....................     --      (305)
                                                              -------  -------
   Net deferred tax assets (liabilities)..................... $   --   $  (231)
                                                              =======  =======

  The valuation allowance for deferred tax assets was $3,062,000 and $2,454,000 as of December 31, 1996 and 1997, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1997 was an increase of $3,062,000 and a decrease of $608,000, respectively. The valuation allowance has been established because, based on the limited operating history of the Company and other available evidence, it is more likely than not that the deferred tax asset will not be realized.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


  Subsequent recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31 will be allocated as follows:

                                                               1996    1997
                                                              ------- -------
                                                              (IN THOUSANDS)
   Income tax benefit to be reported in the consolidated
    statement of operations.................................. $ 1,549 $   371
   Intangibles...............................................   1,513   2,083
                                                              ------- -------
                                                               $3,062 $ 2,454
                                                              ======= =======

  The net deferred tax assets (liabilities) consisted of the following at December 31:

                                      1996                     1997
                              -----------------------  -----------------------
                              FEDERAL  STATE   TOTAL   FEDERAL  STATE   TOTAL
                              -------  -----  -------  -------  -----  -------
                                            (IN THOUSANDS)
   Deferred tax assets:
     Current ...............  $   240  $  46  $   286  $   354  $  95  $   449
     Non-current............    2,320    456    2,776    1,457    622    2,079
     Valuation allowance....   (2,560)  (502)  (3,062)  (1,807)  (647)  (2,454)
                              -------  -----  -------  -------  -----  -------
       Net deferred tax
        assets..............  $   --   $ --   $   --   $     4  $  70  $    74
                              -------  -----  -------  -------  -----  -------
   Deferred tax liabilities:
     Current................  $   --   $ --   $   --   $   --   $ --   $   --
     Non-current............      --     --       --      (203)  (102)    (305)
                              -------  -----  -------  -------  -----  -------
     Total gross deferred
      tax liabilities.......      --     --       --      (203)  (102)    (305)
                              -------  -----  -------  -------  -----  -------
       Net deferred tax
        assets
        (liabilities).......  $   --   $ --   $   --   $  (199) $ (32) $  (231)
                              =======  =====  =======  =======  =====  =======

  At December 31, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $2,092,000 which are available to offset future Federal taxable income. The net operating loss carryforward begins to expire in the year 2011 unless utilized.

  The following table reconciles the Federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31:

                                                                  1996    1997
                                                                  -----   -----
   Income taxes at Federal statutory rate........................ (34.0)%  34.0%
   State taxes, net of Federal benefit...........................  (6.0)    4.0
   Valuation reserve and other changes...........................  33.0   (36.6)
   Intangibles and other permanent differences...................   7.0     9.0
                                                                  -----   -----
   Effective income tax rate.....................................   -- %   10.4%
                                                                  =====   =====

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


(7) DEBT

  Long-term debt and capital lease obligations consist of the following at December 31:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Revolving line of credit advances, collateralized by
    substantially all assets of the Company, all at a LIBOR
    based rate of approximately 7.6%...........................  $   --  $16,700
   Mortgages payable, secured, interest rates ranging from 8.6%
    to 8.8% payable in installments through 2015...............      788     727
   Note payable, unsecured, interest rate of 8.5% payable in
    installments, maturing in 2004.............................      524      45
   Subordinated notes payable to stockholders and former
    owners, bearing interest at 7%, maturing through 2003......    2,182   4,308
   Capital lease obligations...................................      106     247
                                                                 ------- -------
   Total long-term debt and capital lease obligations..........    3,600  22,027
   Less current maturities.....................................      537     774
                                                                 ------- -------
   Long-term debt and capital lease obligations, excluding
    current maturities.........................................  $ 3,063 $21,253
                                                                 ======= =======

  Annual maturities of long-term debt and future minimum lease payments under capital leases as of December 31, 1997 are as follows:

                                                                  LONG-
                                                                  TERM   CAPITAL
                                                                  DEBT   LEASES
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   1998........................................................  $   692 $   103
   1999........................................................      713      66
   2000........................................................   17,437      50
   2001........................................................      761      50
   2002........................................................      789      31
   Thereafter..................................................    1,388     --
                                                                 ------- -------
     Total payments............................................  $21,780     300
                                                                 =======
   Less amounts representing interest..........................               53
                                                                         -------
     Total obligations under capital leases....................          $   247
                                                                         =======

 Revolving Line of Credit

  In April 1997, the Company entered into a $30 million revolving line of credit agreement with a bank. The credit facility is being used for general corporate purposes including acquisitions. Borrowings under this line of credit bear interest at either prime- or LIBOR-based rates, at the Company's option, plus a margin based upon the Company's debt coverage ratio, which ranges up to 0.50% for prime-based loans and up to 2.125% for LIBOR-based loans. In addition, the Company pays a commitment fee of 0.25% of the average daily balance of the unused line. Borrowings are limited to an availability formula based on adjusted EBITDA. The credit facility is secured by a first lien on substantially all of the Company's assets, including a pledge of the stock of the Company's subsidiaries. The Company is also required to comply with certain financial and other covenants. The line of credit matures in April 2000.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


 Subordinated Debentures

  The Company is a party to a Subordinated Debenture Purchase Agreement dated January 8, 1996 pursuant to which it has received a commitment from a principal stockholder for the purchase of up to $15,000,000 of 12% subordinated debentures. The purchase of such debentures is contingent upon the satisfaction of certain conditions. For each debenture issued, the Company is also obligated to issue Common Stock at a purchase price equal to the $0.01 per share par value of the Company's Common Stock. The number of shares of Common Stock to be issued is subject to a predetermined formula.

  The principal amount of the debentures, if issued, will be payable in three equal installments due in the years 2002, 2003 and 2004 or upon the occurrence of a Liquidity Event, as defined. Any debentures outstanding are subordinated to any indebtedness owed to any bank. The Company is not obligated to issue any debentures and has not issued any debentures through December 31, 1997. The obligation to purchase any debentures will automatically terminate upon completion of an initial public offering.

(8) CONVERTIBLE AND REDEEMABLE PREFERRED STOCK

 Series A Convertible Preferred Stock

  The Company is authorized to issue up to 400,000 shares of Series A convertible preferred stock, $0.01 par value, all of which were issued and outstanding at December 31, 1996 and 1997.

  Holders of Series A convertible preferred stock have the same number of votes as the shares of Common Stock into which their Series A convertible preferred stock could be converted. The Series A convertible preferred stock is entitled to receive dividends at a cumulative rate of $1.58 per share, compounded annually ($109,000 and $632,000 for the years ended December 31, 1996 and 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series A convertible preferred stock will be entitled to receive, prior to any distribution to holders of Common Stock, all accumulated unpaid dividends plus $19.75 per share. However, if holders of the Series A convertible preferred stock would receive a greater amount if their stock had been converted to Common Stock immediately prior to such liquidation, dissolution, or winding up, then they will be entitled to receive such greater amount. The Series A convertible preferred stock is recorded at $8,009,000 and $8,641,000 at December 31, 1996 and 1997, respectively, and includes accrued but unpaid dividends.

  The Series A convertible preferred stock may be converted into shares of Common Stock at any time at the option of the holder. The 400,000 shares of Series A convertible preferred stock will convert to 2,400,000 shares of Common Stock upon completion of the Company's initial public offering and all accrued dividends will be canceled. This same conversion ratio applies in the event a holder of this preferred stock converts such shares into Common Stock prior to the completion of this offering.

  If not previously converted, the Series A convertible preferred stock will be subject to redemption at the option of the Company or a majority of the holders of the Series A convertible preferred stock in three equal installments in the years 2002, 2003 and 2004.

 Series B Redeemable Preferred Stock

  The Company is authorized to issue 70,000 shares of Series B redeemable preferred stock, par value $0.01 per share, all of which were issued and outstanding at December 31, 1996 and 1997.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


  Holders of Series B redeemable preferred stock have no voting rights. The Series B redeemable preferred stock is entitled to receive dividends at a cumulative rate of $8.00 per share, compounded annually ($96,000 and $560,000 for the years ended December 31, 1996 and 1997, respectively) which have not been declared. Such dividends will be paid when, as and if declared by the Board of Directors. In the event of liquidation, dissolution, or winding up of the Company, holders of the Series B redeemable preferred stock will be entitled to receive, prior to any distributions to holders of Common Stock, all accumulated unpaid dividends plus $100 per share. The Series B redeemable preferred stock is recorded at $7,096,000 and $7,656,000 at December 31, 1996 and 1997, respectively and includes accrued but unpaid dividends.

  The Series B redeemable preferred stock will be redeemed concurrently, or within 90 days thereafter, of the consummation of the first sale of securities by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended. If not previously redeemed, the Series B redeemable preferred stock will be subject to redemption at the option of the Company or of holders of a majority of the Series B redeemable preferred stock in three equal installments in the years 2002, 2003 and 2004.

 Authorized Shares

  Effective October 31, 1997, the Company increased its authorized shares of Preferred Stock from 470,000 to 1,000,000 shares. The additional 530,000 shares are undesignated Preferred Stock which can be issued in one or more series.

(9) STOCKHOLDERS' EQUITY

 Common Stock

  The Company is authorized to issue up to 25,000,000 shares of Common Stock, $0.01 par value, of which 2,213,384 and 2,394,212 shares were issued and outstanding at December 31, 1996 and 1997, respectively. In January and February of 1996, the Company sold 300,000 shares of its Common Stock for $100,000. Additionally, in January 1996, the Company sold 300,000 shares of its Common Stock, which were subject to certain restrictions, for $500. In connection with this transaction, the Company is recording compensation expense ratably as the restrictions lapse. Compensation expense amounted to $22,809 and $24,884 for the years ended December 31, 1996 and 1997, respectively.

 Initial Public Offering

  Effective October 27, 1997, the Company authorized the filing of a registration statement for an initial public offering of the Company's Common Stock.

 Stock Split and Authorized Shares

  Effective October 31, 1997, the Company increased its authorized shares of Common Stock from 2,500,000 to 25,000,000 shares. The increase in authorized shares has been reflected retroactively in the accompanying consolidated financial statements.

  On November 7, 1997, the Company approved a 6-for-1 split of the Company's Common Stock effected in the form of a stock dividend. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this split.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


 Dividend Restriction

  The Company has not paid any cash dividends on its Common Stock and does not plan to pay any cash dividends on its Common Stock in the foreseeable future. Also, no dividends may be paid on the Common Stock (other than dividends paid solely in Common Stock) without the consent of at least 51% of the then current holders of the Series A convertible and Series B redeemable preferred stock. Additionally, the terms of the Company's revolving credit facility prohibit it from paying dividends or making other payments with respect to its Common Stock without the lenders' consent.

(10) STOCK OPTION PLANS

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "1996 Plan") provides for the grant of stock options to key employees. The 1996 Plan permits the granting of options that qualify as incentive stock options and non-qualified options. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 873,246 shares were reserved for issuance and options for 648,420 shares were outstanding under this Plan.

 1996 Time Accelerated Restricted Stock Option Plan

  The Company's 1996 Time Accelerated Restricted Stock Option Plan ("TARSOP Plan") provides for the grant of stock options to key employees. Only non-qualified options may be granted pursuant to the TARSOP Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. These options vest at the end of the ninth year, but are subject to accelerated vesting based on achievement of certain performance measures. Options granted pursuant to the TARSOP Plan expire nine and one-half years after the date of grant. At December 31, 1997, options for a total of 360,360 shares were reserved for issuance under the TARSOP Plan, all of which have been issued.

 1996 Affiliate Stock Option Plan

  The Company's 1996 Affiliate Stock Option Plan (the "Affiliate Plan") provides for the grant of stock options to certain persons associated with the affiliated dental practices. Only non-qualified options may be granted pursuant to the Affiliate Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Affiliate Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 210,000 shares were reserved for issuance and options for 89,586 shares were outstanding under this Plan.

 1996 Directors Stock Option Plan

  The Company's 1996 Directors Stock Option Plan (the "Directors Plan") provides for the granting of options to outside directors. Only non-qualified options may be granted pursuant to the Directors Plan. The exercise price of such options is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the Directors Plan expire ten years after the date of grant. At December 31, 1997, options for a total of 60,000 shares were reserved for issuance and options for 19,800 shares were outstanding under this Plan.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


 Stock Option Activity

  A summary of stock option activity under all the Company's stock option plans for the years ended December 31, 1996 and 1997 follows:

                                                             EXERCISE PRICES
                                                         -----------------------
                                               NUMBER                   WEIGHTED
                                             OF OPTIONS      RANGE      AVERAGE
                                             ----------  -------------- --------
Outstanding at January 1, 1996..............       --               --      --
Granted ....................................   571,170   $0.33 - $12.50  $ 3.50
Cancelled...................................    (4,500)            0.33    0.33
                                             ---------   --------------  ------
Outstanding at December 31, 1996............   566,670   $0.33 - $12.50  $ 3.50
Granted ....................................   552,096    12.50 - 14.17   14.04
Cancelled...................................      (600)           14.17   14.17
                                             ---------   --------------  ------
Outstanding at December 31, 1997............ 1,118,166   $0.33 - $14.17  $ 8.69
                                             =========   ==============  ======
Options exercisable at:
  December 31, 1996.........................    16,320
                                             =========
  December 31, 1997.........................    70,298
                                             =========

  The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options issued. In accordance with the provisions of SFAS 123, there would be no compensation cost using the minimum value method with the following assumptions: risk free interest rate of 6.7%, expected life of four years, no volatility and no dividends.

  The following table summarizes information about stock options outstanding at December 31, 1997:

                          OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                 ------------------------------------- --------------------
                              WEIGHTED
                               AVERAGE
                              REMAINING    WEIGHTED                WEIGHTED
                             CONTRACTUAL    AVERAGE                AVERAGE
   RANGE OF        NUMBER       LIFE       EXERCISE      NUMBER    EXERCISE
EXERCISE PRICES  OUTSTANDING (IN YEARS)      PRICE     EXERCISABLE  PRICE
---------------  ----------- ----------- ------------- ----------- --------
    $0.33           352,770      7.3         $0.33       16,500     $ 0.33
    $8.33           194,700      8.5         $8.33       49,448     $ 8.33
$12.50-$14.17       570,696    9.0-9.6   $12.50-$14.17    4,350     $12.50
                  ---------                              ------
                  1,118,166                              70,298
                  =========                              ======

(11) EMPLOYEE BENEFIT PLANS

 1997 Employee Stock Purchase Plan

  Effective December 1, 1997, the Company adopted the 1997 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The Employee Stock Purchase Plan enables eligible employees to purchase shares of Common Stock at a discount on a periodic basis through payroll deductions and is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases will occur at the end of option periods, each of six months' duration, except that the first such option period will begin concurrent with the commencement of the Company's initial public offering and end on June 30, 1998. The purchase price of Common Stock under the Employee Stock Purchase Plan will be 85% of the lesser of the value of the Common Stock at the beginning of an option period and the value of the Common Stock at the end of the option period.

                        AMERICAN DENTAL PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

Participants may elect under the Employee Stock Purchase Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. The Employee Stock Purchase Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period. A total of 200,000 shares of Common Stock has been reserved for issuance under the Employee Stock Purchase Plan.

 Retirement Plans

  The Company has a Savings and Retirement Plan (401(k) Plan), adopted October 1, 1996, which is the Company's principal defined contribution retirement plan, which provides for a match of up to 3% of an employee's compensation. Additionally, at December 31, 1997, the Company had three other defined contribution retirement plans. Total plan expense for the years ended December 31, 1996 and 1997 was $20,000 and $189,000, respectively.

(12) EARNINGS PER SHARE

  Earnings per share are computed based on Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. Accordingly, the Series A Convertible Preferred Stock and the effect of stock options were not included in the calculation of Diluted EPS for the years ended December 31, 1996 and 1997.

  The following table provides a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended December 31:

                                                                  1996     1997
                                                                 -------  ------
BASIC LOSS PER SHARE
Net earnings (loss)............................................  $(2,443) $1,070
Less: Dividends on Series A Convertible Preferred Stock........     (109)   (632)
  Dividends on Series B Redeemable Preferred Stock.............      (96)   (560)
                                                                 -------  ------
Net loss available to common stockholders......................  $(2,648) $ (122)
                                                                 =======  ======
Weighted average common shares outstanding.....................      768   2,273
                                                                 =======  ======
Net loss per share.............................................  $ (3.45) $(0.05)
                                                                 =======  ======
DILUTED LOSS PER SHARE
Net earnings (loss)............................................  $(2,443) $1,070
Less: Dividends on Series A Convertible Preferred Stock........     (109)   (632)
  Dividends on Series B Redeemable Preferred Stock.............      (96)   (560)
                                                                 -------  ------
Net loss available to common stockholders......................  $(2,648) $ (122)
                                                                 =======  ======
Weighted average common shares outstanding.....................      768   2,273
                                                                 =======  ======
Net loss per share.............................................  $ (3.45) $(0.05)
                                                                 =======  ======

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Orthocare Companies:

  We have audited the accompanying combined balance sheets of The Orthocare Companies (the "Company") as of December 31, 1996 and September 30, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Orthocare Companies as of December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
December 29, 1997

                            THE ORTHOCARE COMPANIES

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................    $1,558       $2,101
  Accounts receivable, net of allowance for
   uncollectible billings of $50,000 in 1996 and
   1997.............................................     1,001          852
  Inventories.......................................        46           48
  Prepaid expenses..................................        26           43
                                                        ------       ------
    Total current assets............................     2,631        3,044
                                                        ------       ------
Property and equipment, net.........................       252          240
                                                        ------       ------
    Total assets....................................    $2,883       $3,284
                                                        ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $   48       $  134
  Accrued compensation, benefits and taxes..........       195          456
  Accrued and deferred income tax liability.........        96          226
  Amounts payable to providers......................       250          241
  Deferred revenue..................................       703          816
  Notes payable to stockholders.....................       103           22
                                                        ------       ------
    Total current liabilities.......................     1,395        1,895
                                                        ------       ------
Noncurrent liabilities:
  Deferred income tax liability.....................       326          231
                                                        ------       ------
    Total liabilities...............................     1,721        2,126
                                                        ------       ------
Stockholders' equity:
  Common stock......................................       181          181
  Additional paid-in capital........................       105          105
  Retained earnings.................................       876          872
                                                        ------       ------
    Total stockholders' equity......................     1,162        1,158
                                                        ------       ------
Commitments and contingencies
    Total liabilities and stockholders' equity......    $2,883       $3,284
                                                        ======       ======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
Revenue..............................................    $8,868       $7,208
Operating expenses:
  Salaries and benefits..............................     6,821        5,671
  Lab fees and dental supplies.......................       404          326
  Office occupancy...................................       599          460
  Other operating expenses...........................       528          535
  Depreciation.......................................       129           51
                                                         ------       ------
    Total operating expenses.........................     8,481        7,043
                                                         ------       ------
Earnings from operations.............................       387          165
Interest (income), net...............................       (35)         (40)
                                                         ------       ------
Earnings before income taxes.........................       422          205
                                                         ------       ------
Income taxes.........................................       152          144
                                                         ------       ------
Net earnings ........................................    $  270       $   61
                                                         ======       ======



            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                              ADDITIONAL              TOTAL
                                               PAID-IN   RETAINED STOCKHOLDERS'
                                 COMMON STOCK  CAPITAL   EARNINGS    EQUITY
                                 ------------ ---------- -------- -------------
Balance at December 31, 1995....     $181        $105      $709      $  995
  Net earnings..................      --          --        270         270
  Dividends paid................      --          --       (103)       (103)
                                     ----        ----      ----      ------
Balance at December 31, 1996....      181         105       876       1,162
  Net earnings..................      --          --         61          61
  Dividends paid................      --          --        (65)        (65)
                                     ----        ----      ----      ------
Balance at September 30, 1997...     $181        $105      $872      $1,158
                                     ====        ====      ====      ======



            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED  NINE MONTHS ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,
                                                     1996           1997
                                                 ------------ -----------------
Cash flows from operating activities:
  Net earnings .................................    $  270         $   61
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation................................       129             51
    Deferred income tax liability...............        82            (95)
    Changes in assets and liabilities:
      Accounts receivable.......................        12            149
      Other current assets......................        86            (19)
      Accounts payable..........................         8             86
      Accrued compensation, benefits and taxes..         7            261
      Accrued and deferred income tax liabili-
       ty.......................................        19            130
      Amounts payable to providers..............         1             (9)
      Deferred revenue..........................        96            113
                                                    ------         ------
        Net cash provided by operating activi-
         ties...................................       710            728
                                                    ------         ------
Cash flows from investing activities:
  Capital expenditures, net.....................      (245)           (39)
                                                    ------         ------
        Net cash used for investing activities..      (245)           (39)
                                                    ------         ------
Cash flows from financing activities:
  Proceeds (repayments) of notes payable to
   stockholders, net............................        59            (81)
  Dividends paid ...............................      (103)           (65)
                                                    ------         ------
        Net cash used for financing activities..       (44)          (146)
                                                    ------         ------
Increase in cash and cash equivalents...........       421            543
Cash and cash equivalents at beginning of peri-
 od.............................................     1,137          1,558
                                                    ------         ------
Cash and cash equivalents at end of period......    $1,558         $2,101
                                                    ======         ======
Supplemental disclosure of cash flow informa-
 tion:
  Cash paid during the period for income taxes..    $   51         $  109
                                                    ======         ======
  Cash paid during the period for interest......    $    2         $    3
                                                    ======         ======

            See accompanying notes to combined financial statements.

                            THE ORTHOCARE COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

  The accompanying combined financial statements include Orthodontic Care Specialists ("OCS"), Apple Park Associates, Inc. ("APA") and Orthocare Limited ("Orthocare"), collectively the ("Orthocare Companies", or the "Company"). The Orthocare Companies provide orthodontic services to patients in the Minneapolis/St. Paul, Minnesota area and arrange for the provision of orthodontic services for insurance companies in Minnesota and Wisconsin.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying combined financial statements have been prepared on the accrual basis of accounting. The operations of all entities described in Note 1 are combined for reporting purposes due to their common ownership. Intercompany balances and transactions have been eliminated upon the combination.

 Use of Estimates

  The preparation of these combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized in accordance with the proportional performance method of accounting for service contracts. Under this method, revenue is recognized as services are performed and the costs associated therewith are incurred, under the terms of contractual agreements with each patient. A significant portion, approximately 20% of the services are performed and revenue recognized in the initial month of the contract. Billings under each contract, which vary in duration from 12 to 30 months, are made throughout the term of the contract. Patient prepayments represent collections from patients or their insurance companies which are received in advance of the performance of the related services.

  Accounts receivable represent billed and unbilled amounts due from patients and third party payors for orthodontic services provided.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The Company believes the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue and notes payable to stockholders approximate fair value because of the short-term nature of these items.

 Inventories

  Inventories consist primarily of dental supplies and are stated at the lower of FIFO cost or market.

                            THE ORTHOCARE COMPANIES

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets which are 5 years for leasehold improvements, equipment and furniture and fixtures.

 Income Taxes

  OCS and APA have elected to be treated as an "S Corporation" under Section 1362 of the Internal Revenue Code. As such, taxable income earned or taxable losses incurred by these entities passes through to the shareholders and is not subject to federal income tax at the corporate level. Accordingly, these entities do not have a federal tax expense or benefit. Orthocare is a "C Corporation" and is subject to federal and state income taxes.

  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on the deferred taxes of changes in the tax rate is recognized in operations in the period that includes the enactment date.

(3) PROPERTY AND EQUIPMENT

 Property and Equipment

  Property and equipment consisted of the following at December 31, 1996 and September 30, 1997:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Leasehold improvements............................    $ 337         $ 337
   Equipment.........................................      337           376
   Furniture and fixtures............................      120           120
                                                         -----         -----
   Total property and equipment......................      794           833
   Less accumulated depreciation.....................     (542)         (593)
                                                         -----         -----
   Property and equipment, net.......................    $ 252         $ 240
                                                         =====         =====

 Operating Leases

  The Company is obligated under non-cancelable operating leases for premises and equipment expiring in various years through the year 2001. Rent expense for the year ended December 31, 1996 and nine months ended September 30, 1997 amounted to $552,000 and $416,000, respectively (see Note 7).

  Minimum future rental payments under non-cancelable operating leases as of September 30, 1997 are as follows:

                                                                  (IN THOUSANDS)
   Quarter ending December 31, 1997..............................     $  101
   Fiscal year ending:
     1998........................................................        415
     1999........................................................        317
     2000........................................................        260
     2001........................................................        200
                                                                      ------
       Total minimum lease payments..............................     $1,293
                                                                      ======

                            THE ORTHOCARE COMPANIES

(4) INCOME TAXES

  Income tax expense (benefit) attributable to earnings before income taxes consists of:

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
                                                              (IN THOUSANDS)
   Year ended December 31, 1996:
     Federal.............................................  $ 54     $ 65   $119
     State...............................................    16       17     33
                                                           ----     ----   ----
                                                           $ 70     $ 82   $152
                                                           ====     ====   ====
   Nine months ended September 30, 1997:
     Federal.............................................  $188     $(75)  $113
     State...............................................    51      (20)    31
                                                           ----     ----   ----
                                                           $239     $(95)  $144
                                                           ====     ====   ====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 1996 and September 30, 1997 are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                            (IN THOUSANDS)
   Deferred tax assets:
     Property and equipment..........................     $  4         $  2
                                                          ----         ----
     Total gross deferred tax assets.................        4            2
                                                          ----         ----
   Deferred tax liabilities:
     Cash to accrual adjustments.....................      407          310
                                                          ----         ----
     Total gross deferred tax liabilities............      407          310
                                                          ----         ----
   Net deferred tax liability........................     $403         $308
                                                          ====         ====

  The following table reconciles the Federal statutory income tax rate and the Company's effective income tax rate for the year ended December 31, 1996 and nine months ended September 30, 1997:

                                                                    NINE MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
   Income taxes at Federal statutory rate............      34%           34%
   State taxes, net of Federal benefit...............       9             9
   Effective S corporation losses....................      (7)           27
                                                          ---           ---
   Effective income tax rate.........................      36%           70%
                                                          ===           ===

(5) NOTES PAYABLE TO STOCKHOLDERS

  Notes payable to stockholders consisted of the following at December 31, 1996 and September 30, 1997:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
                                                          (IN THOUSANDS)
   Notes payable, unsecured, interest rate 8%,
    payable in installments, maturing in February
    1998..........................................      $ 63          $22
   Notes payable, unsecured, non-interest bearing,
    payable on demand.............................        40          --
                                                        ----          ---
                                                        $103          $22
                                                        ====          ===

                            THE ORTHOCARE COMPANIES

(6) STOCKHOLDERS' EQUITY

 Common Stock

  Common stock for each of the combined entity's consisted of the following at December 31, 1996 and September 30, 1997:

                                                                SHARES
                                         PAR VALUE AUTHORIZED OUTSTANDING AMOUNT
                                         --------- ---------- ----------- ------
                                                     (IN THOUSANDS)
   Orthocare............................  No Par     25,000      1,000     $  1
   OCS..................................  No Par     50,000     28,484       95
   APA..................................  No Par     25,000      1,000       66
   DSM..................................  No Par     25,000        600       19
                                                                ------     ----
                                                                31,084     $181
                                                                ======     ====

(7) RELATED PARTY TRANSACTIONS

  The Company has an Orthodontists Service Agreement with Midwest Dental Care to provide orthodontic services to participants in Midwest Dental Plan. Midwest Dental Plan, a Wisconsin corporation, is partially owned by Company stockholders. The Company received capitated revenue of approximately $290,000 and $217,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company leases space from Apple Park Partners, which is 100% owned by the Company's majority stockholder. Payments made to Apple Park Partners under the lease were approximately $178,000 and $157,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  The Company has an informal agreement with College Park Lab, a Wisconsin corporation, to contract labor for four administrative employees in its Wisconsin office. Under the agreement, College Park Lab performs the hiring and all payroll and benefit administration for the Company's administrative staff. The Company reimburses College Park Lab for the cost of salaries and benefits plus a 11% markup to cover administrative costs. Total amounts paid to College Park Lab were approximately $99,000 and $91,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. College Park Lab is partially owned by a minority stockholder of the Company.

(8) SUBSEQUENT EVENTS

  Effective October 1, 1997, substantially all the assets of the Company were acquired by American Dental Partners, Inc. In connection with this transaction Apple Park Associates, Inc. entered into a 40-year service agreement with Orthodontic Care Specialists, Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Historical and Pro Forma Consolidated Financial Data............  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  25
Management...............................................................  38
Certain Transactions.....................................................  45
Principal Stockholders...................................................  48
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  51
Underwriting.............................................................  53
Validity of Common Stock.................................................  55
Experts..................................................................  55
Additional Information...................................................  55
Index to Financial Statements............................................ F-1

                                 ------------

 UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 Shares


             [LOGO OF AMERICAN DENTAL PARTNERS, INC. APPEARS HERE]

                                  Common Stock

                                 ------------
                                   PROSPECTUS
                                 ------------

                                  BTALEX.BROWN

                         BANCAMERICA ROBERTSON STEPHENS

                               PIPER JAFFRAY INC.

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, NASD Filing Fee and Nasdaq National Market Listing Fee) are estimated.

     SEC Registration Fee........................................... $   11,849
     NASD Filing Fee................................................      4,410
     Nasdaq National Market Listing Fee.............................     66,875
     Blue Sky Fees and Expenses.....................................      1,500
     Printing and Engraving Costs...................................    250,000
     Legal Fees and Expenses........................................    350,000
     Accounting Fees and Expenses...................................    535,000
     Transfer Agent and Registrar Fees and Expenses.................      2,500
     Miscellaneous..................................................    277,866
                                                                     ----------
       Total........................................................ $1,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Article 6 of the Amended and Restated By-Laws of the Company, a copy of which is filed as Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the stockholders of the Company or otherwise as provided in Section 6.4 of Article 6 of the By-Laws, that: (i) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (ii) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been liable to the Company;

and (iii) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 6.3 of
Article 6 of the By-Laws provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses actually and reasonably incurred in connection therewith. At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and the Company does not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

  Under Section 145 of the Delaware Law and Section 6.7 of the By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or who, while serving in such capacity, is or was at the request of the Company, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145 or the By-Laws. The Company has purchased a liability policy to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  Article Ninth of the Second Amended and Restated Certificate of
Incorporation of the Company, a copy of which is filed as Exhibit 3(a), eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

  The Underwriting Agreement (a form of which appears as Exhibit 1 hereto) provides for indemnification of the Registrant's directors and officers in certain circumstances. The indemnification provided for by the Underwriters is limited to matters arising in connection with this Registration Statement. Reference is made to paragraph eight of the Underwriting Agreement for information concerning indemnification undertaken among the Company and the Underwriters.

  The above discussion of the Company's Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statutes.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since the Company's formation in December 1995, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). The following numbers give effect to the 6-to-1 stock split effected in the form of a stock dividend on November 7, 1997. No underwriters were engaged in connection with any of the following transactions, and accordingly, no underwriting discounts or commissions were paid. The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions:
(i) in the case of the transactions described in (a), below, Section 4(2) of the Securities Act or Regulation D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions described in (b), below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

 (a) Issuances of Capital Stock

  (i) On January 8, 1996, the Company issued 300,000 shares of Common Stock to Mr. Serrao for a cash purchase price of $500; (ii) pursuant to and in connection with the Preferred Stock Purchase Agreement, between January 12, 1996 and December 11, 1996, the Company issued to the Purchasers a total of 300,000 shares of Common Stock for a total purchase price of $100,000, 400,000 shares of Series A Convertible Preferred Stock for a total purchase price of $7,900,000, and 70,000 shares of Series B Redeemable Preferred Stock for a total purchase price of $7,000,000; (iii) on November 12, 1996, the Company issued 1,260,000 shares of Common Stock to the stockholders of Park as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $1,500,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of Park; (iv) on December 13, 1996, the Company issued 49,200 shares of Common Stock to the sole stockholder of Les L. Crane, D.D.S., P.C. as part of the consideration (along with a subordinated promissory note in the original principal amount of $435,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Les L. Crane, D.D.S., P.C.; (v) on December 23, 1996, the Company issued 304,200 shares of Common Stock to the stockholders of Smileage Dental Care, Inc. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $247,500 and cash) paid by the Company in exchange for all of the outstanding capital stock of Smileage Dental Care, Inc.; (vi) on March 31, 1997, the Company issued 7,944 shares of Common Stock to Lakeside Dental Group as part of the consideration (along with a subordinated promissory note in the original principal amount of $225,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Lakeside Dental Group; (vii) on May 22, 1997, the Company issued 14,118 shares of Common Stock to the sole stockholder of Soster Dental, Inc. as part of the consideration (along with a subordinated promissory note in the original principal amount of $200,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of Soster Dental, Inc.; (viii) on July 1, 1997, the Company issued 19,290 shares of Common Stock to the stockholders of Northpoint Dental Group, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $65,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Northpoint Dental Group, Ltd. and the performance of other obligations by the selling stockholders; (ix) on October 1, 1997, the Company issued 83,010 shares of Common Stock to the stockholders of Apple Park Associates, Inc. and Orthodontic Care Specialists, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $900,000 and cash) paid by the Company in connection with the purchase of the allowable assets of Apple Park Associates, Inc. and Orthodontic Care Specialists, Ltd.; (x) on October 1, 1997, the Company issued 56,472 shares of Common Stock to the stockholders of Dental Specialty Management, Ltd., Orthocare, Ltd., and two 80%-owned subsidiaries of Orthocare, Ltd. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $600,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of those companies; and (xi) on January 1, 1998, the Company issued 34,800 shares of Common Stock to the stockholders of Innovative Practice Concepts, Inc. as part of the consideration (along with subordinated promissory notes in the aggregate original principal amount of $500,000 and cash) paid by the Company in exchange for all of the outstanding capital stock of Innovative Practice Concepts, Inc.

 (b) Grants of Stock Options

  (i) As of February 28, 1998, options to purchase 715,338 shares of Common Stock were outstanding under the Company's 1996 Stock Option Plan, as amended, of which options to purchase 71,071 shares were then exercisable. None of the outstanding options had been exercised. All such options were granted between January 8, 1996 and February 28, 1998 to executive officers and other key employees of the Company and its subsidiaries in connection with their employment; (ii) as of February 28, 1998, options to purchase 360,360 shares of Common Stock were outstanding under the Company's 1996 Time Accelerated Restricted Stock Option Plan, as amended, none of which were then exercisable. All such options were granted between January 8, 1996 and August 1, 1997 to executive officers and other key employees of the Company and its subsidiaries in connection with their employment; (iii) as of February 28, 1998, options to purchase 89,586 shares of Common Stock were outstanding under the Company's Amended and Restated 1996 Affiliate Stock Option Plan, of which options to purchase 6,000 shares were exercisable. All such options were granted between November 12, 1996 and October 1, 1997 to advisors and consultants of the Company and its subsidiaries; (iv) as of February 28, 1998, options to purchase 24,800 shares of Common Stock were outstanding under the Company's Amended and Restated 1996 Directors Stock Option Plan, none of which were exercisable. All such options were granted between February 17, 1997 and February 28, 1998 to directors of the Company.

 (c) Other Transactions

  On October 1, 1997, the Company issued a subordinated promissory note in the aggregate original principal amount of $400,000 to the sole stockholder of Terrance R. Wilkens, D.D.S., SC, Brookfield Dental Center, SC, Waukesha Dental Center, SC, Hales Corner Dental Center, SC, and West Allis Dental Center, SC (the "Wilkens Dental Group") as part of the consideration (along with cash) paid by the Company in connection with the purchase of the allowable assets of the Wilkens Dental Group. The Company does not believe that the promissory notes issued in this or the other transactions described in (a), above, constitute "securities" as defined in Section 2(1) of the Securities Act; however, in the event the promissory notes are deemed to be securities, these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Regulation D thereunder relative to sales by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
    1    Form of Underwriting Agreement
    3(a) Second Amended and Restated Certificate of Incorporation of American
         Dental Partners, Inc.
    3(b) Amended and Restated By-laws of American Dental Partners, Inc.
    4    Form of Stock Certificate
    5    Opinion of Baker & Hostetler LLP
   10(a) American Dental Partners, Inc. Series A and Series B Preferred Stock
         Purchase Agreement dated January 8, 1996, among American Dental
         Partners, Inc., Summit Ventures IV, L.P., Summit Investors, III, L.P.,
         and Gregory A. Serrao, as amended by First Amendment to Series A and
         Series B Preferred Stock Purchase Agreement dated February 19, 1996,
         Second Amendment to Series A and Series B Preferred Stock Purchase
         Agreement dated May 1, 1996, and Third Amendment to Series A and
         Series B Preferred Stock Purchase Agreement dated November 1, 1996.
   10(b) American Dental Partners, Inc. Subordinated Debenture Purchase
         Agreement dated January 8, 1996, among American Dental Partners, Inc.,
         Summit Subordinated Debt Fund, L.P., and Summit Investors III, L.P.,
         as amended by First Amendment to Subordinated Debenture Purchase
         Agreement dated May 1, 1996, and Second Amendment to Subordinated
         Debenture Purchase Agreement dated November 1, 1996.
   10(c) Registration Rights Agreement dated January 8, 1996, among American
         Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors III,
         L.P., Gregory A. Serrao, and others, as amended by Amendment to
         Registration Rights Agreement dated November 1, 1996.
   10(d) Reformation Agreement dated December 23, 1996, among American Dental
         Partners, Inc., Summit Ventures IV, L.P., Summit Investors III, L.P.,
         Summit Investors II, L.P., and Gregory A. Serrao.
   10(e) American Dental Partners, Inc. Amended and Restated 1996 Stock Option
         Plan.
   10(f) American Dental Partners, Inc. 1996 Time Accelerated Stock Option
         Plan, as amended by Amendment No. 1
   10(g) American Dental Partners, Inc. Amended and Restated 1996 Affiliate
         Stock Option Plan.

 EXHIBIT
  NUMBER                           EXHIBIT DESCRIPTION
 -------                           -------------------
   10(h)  American Dental Partners, Inc. Amended and Restated 1996 Directors
          Stock Option Plan, as amended by Amendment No. 1.
   10(i)  Employment and Non-Competition Agreement dated January 8, 1996, between American Dental Partners, Inc. and Gregory A. Serrao.
   10(j)  Employment Agreement dated April 22, 1996, between American Dental
          Partners, Inc. and Ronald M. Levenson.
   10(k)  Employment Agreement dated May 31, 1996, between American Dental
          Partners, Inc. and George W. Robinson, as amended by Amendment to
          Employment Agreement dated August 27, 1997.
   10(l)  Employment and Noncompetition Agreement dated November 12, 1996, between PDHC, Ltd. and Gregory T. Swenson, D.D.S.
   10(m)  Registration Rights Agreement dated November 11, 1996, among American
          Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).
   10(n)  Registration Rights Agreement dated December 13, 1996, between
          American Dental Partners, Inc. and Les L. Crane, D.D.S.
   10(o)  Registration Rights Agreement dated December 23, 1996, among American
          Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.)
   10(p)  Registration Rights Agreement dated March 31, 1997, between American
          Dental Partners, Inc. and Lakeside Dental Group.
   10(q)  Registration Rights Agreement dated May 22, 1997, between American
          Dental Partners, Inc. and Abel J. Soster, DMD.
 **10(r)  Service Agreement dated November 12, 1996, between PDHC, Ltd. and
          PDG, P.A., as amended by First Amendment to Service Agreement dated
          January 1, 1997 and Second Amendment to Service Agreement dated
          January 1, 1998.
 **10(s)  Services Agreement dated December 23, 1996, between Smileage Dental
          Care, Inc. and Wisconsin Dental Group, S.C., as amended by First
          Amendment to Services Agreement dated January 1, 1997 and Second
          Amendment to Service Agreement dated January 1, 1998.
   10(t)  Revolving Credit Agreement dated April 24, 1997, between Fleet
          National Bank, as Agent, and American Dental Partners, Inc.
   10(u)  Acquisition and Exchange Agreement dated November 11, 1996, among
          American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of
          PDHC, Ltd.
   10(v)  Asset Purchase Agreement dated December 13, 1996, among American
          Dental Partners, Inc., Texas Dental Partners, Inc., Les L. Crane,
          D.D.S., P.C., and Les L. Crane, D.D.S.
   10(w)  Agreement and Plan of Merger and Reorganization dated December 23,
          1996, among American Dental Partners, Inc., American Dental Partners
          of Wisconsin, Inc., Smileage Dental Care, Inc., and the Shareholders
          of Smileage Dental Care, Inc.
   10(x)  Registration Rights Agreement dated July 1, 1997, among American
          Dental Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka,
          D.D.S., and Jon J. Pagenkopf, D.D.S.
   10(y)  Registration Rights Agreement dated October 1, 1997, among American
          Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe,
          D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and
          Christopher S. Hipp, D.D.S.
   10(z)  Registration Rights Agreement dated October 1, 1997, among American
          Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M.
          Lawler.
   10(aa) Asset Purchase Agreement dated October 1, 1997, among American Dental
          Partners, Inc., Apple Park Associates, Inc., APAM, Inc., OC
          Specialists, Ltd., and the Shareholders of APAM, Inc. and OC
          Specialists, Ltd.

 EXHIBIT
  NUMBER  EXHIBIT DESCRIPTION
 -------  -------------------
   10(bb) Asset Purchase Agreement dated October 1, 1997 among American Dental
          Partners, Inc., American Dental Partners of Wisconsin, Inc., Terrance
          R. Wilkens, D.D.S., Terrance R. Wilkens, D.D.S., S.C., Brookfield
          Dental Center, S.C., Waukesha Dental Center, S.C., Hales Corners
          Dental Center, S.C., and West Allis Dental Center, S.C.
   10(cc) Employment and Noncompetition Agreement dated November 12, 1996 between American Dental Partners, Inc. and Forrest M. Flint.
  *10(dd) Amendment No. 1 to American Dental Partners, Inc. Amended and
          Restated 1996 Stock Option Plan.
  *10(ee) Amendment No. 1 to American Dental Partners, Inc. Amended and
          Restated 1996 Affiliate Stock Option Plan.
  *11     Computation of Earnings Per Share
   21     Subsidiaries of American Dental Partners, Inc.
   23(a)  Consent of Baker & Hostetler LLP (included in Exhibit 5)
  *23(b)  Consent of KPMG Peat Marwick LLP
   24     Powers of Attorney
  *27     Financial Data Schedule

--------
 * Filed herewith.
** Filed herewith--certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.

 (B) FINANCIAL STATEMENT SCHEDULES

  Not applicable

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes as follows:

    (1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF WAKEFIELD, COMMONWEALTH OF MASSACHUSETTS, OF THE 23RD DAY OF MARCH, 1998.

                                          American Dental Partners, Inc.

                                                   /s/ Gregory A. Serrao
                                          By: _________________________________
                                                     GREGORY A. SERRAO
                                               Chairman, President and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE              CAPACITY IN WHICH SIGNED        DATE

        /s/ Gregory A. Serrao          Chairman, President      March 23, 1998
-------------------------------------   and Chief Executive
          GREGORY A. SERRAO             Officer and
                                        Director (principal
                                        executive officer)

       /s/ Ronald M. Levenson          Senior Vice              March 23, 1998
-------------------------------------   President, Chief
         RONALD M. LEVENSON             Financial Officer
                                        and Treasurer
                                        (principal
                                        financial and
                                        accounting officer)

     /s/ Dr. Gregory T. Swenson*       Director                 March 23, 1998
-------------------------------------
       DR. GREGORY T. SWENSON

       /s/ Martin J. Mannion*          Director                 March 23, 1998
-------------------------------------
          MARTIN J. MANNION

         /s/ James T. Kelly*           Director                 March 23, 1998
-------------------------------------
           JAMES T. KELLY

        /s/ Derril W. Reeves*          Director                 March 23, 1998
-------------------------------------
          DERRIL W. REEVES

* The undersigned, Gregory A. Serrao, by signing his name hereto, does hereby execute this Amendment No. 4 to the Registration on his own behalf personally and on behalf of each of the above-named directors of the Registrant pursuant to the Powers of Attorney executed by such directors and filed with the Securities and Exchange Commission as exhibits to the Registration Statement.

        /s/ Gregory A. Serrao
-------------------------------------
          GREGORY A. SERRAO

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER  EXHIBIT DESCRIPTION
   ------- -------------------
     1     Form of Underwriting Agreement
     3(a)  Second Amended and Restated Certificate of Incorporation of American
           Dental Partners, Inc.
     3(b)  Amended and Restated By-laws of American Dental Partners, Inc.
     4     Form of Stock Certificate
     5     Opinion of Baker & Hostetler LLP
    10(a)  American Dental Partners, Inc. Series A and Series B Preferred Stock
           Purchase Agreement dated January 8, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors, III,
           L.P., and Gregory A. Serrao, as amended by First Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated February 19,
           1996, Second Amendment to Series A and Series B Preferred Stock
           Purchase Agreement dated May 1, 1996, and Third Amendment to Series
           A and Series B Preferred Stock Purchase Agreement dated November 1,
           1996.
    10(b)  American Dental Partners, Inc. Subordinated Debenture Purchase
           Agreement dated January 8, 1996, among American Dental Partners,
           Inc., Summit Subordinated Debt Fund, L.P., and Summit Investors III,
           L.P., as amended by First Amendment to Subordinated Debenture
           Purchase Agreement dated May 1, 1996, and Second Amendment to
           Subordinated Debenture Purchase Agreement dated November 1, 1996.
    10(c)  Registration Rights Agreement dated January 8, 1996, among American
           Dental Partners, Inc., Summit Venture IV, L.P., Summit Investors
           III, L.P., Gregory A. Serrao, and others, as amended by Amendment to
           Registration Rights Agreement dated November 1, 1996.
    10(d)  Reformation Agreement dated December 23, 1996, among American Dental
           Partners, Inc., Summit Ventures IV, L.P., Summit Investors III,
           L.P., Summit Investors II, L.P., and Gregory A. Serrao.
    10(e)  American Dental Partners, Inc. Amended and Restated 1996 Stock
           Option Plan.
    10(f)  American Dental Partners, Inc. 1996 Time Accelerated Stock Option
           Plan, as amended by Amendment No. 1
    10(g)  American Dental Partners, Inc. Amended and Restated 1996 Affiliate
           Stock Option Plan.
    10(h)  American Dental Partners, Inc. Amended and Restated 1996 Directors
           Stock Option Plan, as amended by Amendment No. 1.
    10(i)  Employment and Non-Competition Agreement dated January 8, 1996, between American Dental Partners, Inc. and Gregory A. Serrao.
    10(j)  Employment Agreement dated April 22, 1996, between American Dental
           Partners, Inc. and Ronald M. Levenson.
    10(k)  Employment Agreement dated May 31, 1996, between American Dental
           Partners, Inc. and George W. Robinson, as amended by Amendment to
           Employment Agreement dated August 27, 1997.
    10(l)  Employment and Noncompetition Agreement dated November 12, 1996, between PDHC, Ltd. and Gregory T. Swenson, D.D.S.
    10(m)  Registration Rights Agreement dated November 11, 1996, among
           American Dental Partners, Inc. and certain of its stockholders (the former stockholders of PDHC, Ltd.).
    10(n)  Registration Rights Agreement dated December 13, 1996, between
           American Dental Partners, Inc. and Les L. Crane, D.D.S.

   EXHIBIT
    NUMBER  EXHIBIT DESCRIPTION
   -------  -------------------
   10(o)    Registration Rights Agreement dated December 23, 1996, among
            American Dental Partners, Inc. and certain of its stockholders (the former stockholders of Smileage Dental Care, Inc.)
   10(p)    Registration Rights Agreement dated March 31, 1997, between
            American Dental Partners, Inc. and Lakeside Dental Group.
   10(q)    Registration Rights Agreement dated May 22, 1997, between American
            Dental Partners, Inc. and Abel J. Soster, DMD.
   **10(r)  Service Agreement dated November 12, 1996, between PDHC, Ltd. and
            PDG, P.A., as amended by First Amendment to Service Agreement dated
            January 1, 1997 and Second Amendment to Service Agreement dated
            January 1, 1998.
   **10(s)  Services Agreement dated December 23, 1996, between Smileage Dental
            Care, Inc. and Wisconsin Dental Group, S.C., as amended by First
            Amendment to Services Agreement dated January 1, 1997 and Second
            Amendment to Service Agreement dated January 1, 1998.
   10(t)    Revolving Credit Agreement dated April 24, 1997, between Fleet
            National Bank, as Agent, and American Dental Partners, Inc.
   10(u)    Acquisition and Exchange Agreement dated November 11, 1996, among
            American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of
            PDHC, Ltd.
   10(v)    Asset Purchase Agreement dated December 13, 1996, among American
            Dental Partners, Inc., Texas Dental Partners, Inc., Les L. Crane,
            D.D.S., P.C., and Les L. Crane, D.D.S.
   10(w)    Agreement and Plan of Merger and Reorganization dated December 23,
            1996, among American Dental Partners, Inc., American Dental
            Partners of Wisconsin, Inc., Smileage Dental Care, Inc., and the
            Shareholders of Smileage Dental Care, Inc.
   10(x)    Registration Rights Agreement dated July 1, 1997, among American
            Dental Partners, Inc. and John M. Werwie, D.D.S., James F. Ruzicka,
            D.D.S., and Jon J. Pagenkopf, D.D.S.
   10(y)    Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S., J.E. Cutliffe,
            D.D.S., Timothy J. Montgomery, D.D.S., Curtis R. Dunn, D.D.S., and
            Christopher S. Hipp, D.D.S.
   10(z)    Registration Rights Agreement dated October 1, 1997, among American
            Dental Partners, Inc. and Karl H. Biewald, D.D.S. and Terri M.
            Lawler.
   10(aa)   Asset Purchase Agreement dated October 1, 1997, among American
            Dental Partners, Inc., Apple Park Associates, Inc., APAM, Inc., OC
            Specialists, Ltd., and the Shareholders of APAM, Inc. and OC
            Specialists, Ltd.
   10(bb)   Asset Purchase Agreement dated October 1, 1997 among American
            Dental Partners, Inc., American Dental Partners of Wisconsin, Inc.,
            Terrance R. Wilkens, D.D.S., Terrance R. Wilkens, D.D.S., S.C.,
            Brookfield Dental Center, S.C., Waukesha Dental Center, S.C., Hales
            Corners Dental Center, S.C., and West Allis Dental Center, S.C.
     10(cc) Employment and Noncompetition Agreement dated November 12, 1996 between American Dental Partners, Inc., and Forrest M. Flint.
    *10(dd) Amendment No. 1 to American Dental Partners, Inc. Amended and
            Restated 1996 Stock Option Plan.
    *10(ee) Amendment No. 1 to American Dental Partners, Inc. Amended and
            Restated 1996 Affiliate Stock Option Plan.
    *11     Computation of Earnings Per Share
     21     Subsidiaries of American Dental Partners, Inc.
     23(a)  Consent of Baker & Hostetler LLP (included in Exhibit 5)
    *23(b)  Consent of KPMG Peat Marwick LLP
   24       Powers of Attorney
    *27     Financial Data Schedule

--------
 * Filed herewith.
** Filed herewith--certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.